CANARY HBAR ETF POS AM

Exhibit 10.3

ARCHAX CLIENT AGREEMENT - UNREGULATED BUSINESS

1.	Introduction	0

2.	Digital Asset Services	0

3.	Commencement	1

4.	Supported Digital Assets	2

5.	Opening an Account	3

6.	Accessing The Archax Platform For Digital assets	4

7.	Underlying Customers Of The Client	5

8.	Communications	6

9.	Instructions	7

10.	Risks and Risk Disclosures	7

11.	Representations and Warranties	8

12.	Fees	9

13.	Confidentiality	10

14.	Indemnity and Limitation of Liability	10

15.	Availability Of The Archax Platform For Digital assets	12

16.	Cancellation	13

17.	Suspension Of Digital Asset Services	13

18.	Termination	14

19.	Effect Of Cancellation And Termination	15

20.	Data Protection	16

21.	Conflicts	16

22.	Complaints and Compensation	16

23.	Assignment etc	17

24.	Further Assurance	17

25.	Force Majeure	17

26.	Amendments	17

27.	Waiver	18

28.	Severance	18

29.	Entire Agreement	18

30.	No Reliance	18

31.	No Partnership or Agency	19

32.	Rights Of Third Parties	19

33.	Notices	19

34.	Governing Law And Jurisdiction	19

	Annex 1 Definitions and Interpretation	21

Schedule 1 – Digital Assets Member Terms

Schedule 2 – Digital Assets Custody and Staking Trust Terms

Annex 2 – Digital Assets Trust Agreement

Annex 3 – Fiat Money Trust Agreement

Schedule 3 – Digital Assets Brokerage Terms

ARCHAX CLIENT AGREEMENT

UNREGULATED BUSINESS

1.	INTRODUCTION

1.1	Archax Limited (“Archax”, “we” or “us”), is a company incorporated in England & Wales (company number 11302455) whose registered office is at 71-75 Shelton Street, London, WC2H 9JQ. Archax is authorised and regulated by the FCA of 12 Endeavour Square, London E20 1JN, United Kingdom (FCA registration number 838656). In accordance with Applicable Law, we are registered with the FCA as a cryptoasset business for certain cryptoasset activity we carry out under this Agreement (FCA reference number 838656).

1.2	This Agreement sets out how we will operate the Archax Platform for Digital Assets and how you can access the Archax Platform for Digital Assets and the Digital Asset Services that will be available to you. It is important you understand that this Agreement and the Digital Asset Services provided under it relate entirely to services and products that are not regulated in the UK. The digital assets offered to you under this Agreement are not specified investments under the Financial Services and Markets Act 2000; and the Financial Services Compensation Scheme and the Financial Ombudsman Service do not apply to the services provided in respect of such digital assets. This means that you will not be protected by the Financial Services Compensation Scheme if we are unable to meet our liabilities to you in full or the Financial Ombudsman Service for dispute resolution in the UK.

1.3	Before using any of our Digital Asset Services, you will be required to agree to be bound by the terms of this Agreement as they apply to the relevant Digital Asset Services. The Agreement will be legally binding when you accept the terms. You should read the terms that apply to the relevant Digital Asset Service(s) and the Risk Disclosures for Digital Assets and Digital Asset Services available at www.archax.com carefully before entering into this Agreement. If you are not clear about the Risk Disclosures for Digital Assets and Digital Asset Services or what they mean, we recommend that you contact us or seek independent professional advice before entering into this Agreement.

1.4	We may amend the terms of this Agreement (including any of its Digital Asset Service Schedules) from time to time by giving you at least 30 (thirty) days written notice. Subject to Applicable Law (e.g. where your express consent is required), your continued use of our Digital Asset Services following the effective date of the amended terms as notified to you through the Archax Portal, will be deemed to constitute your acceptance of such new terms. You may at any time terminate this Agreement in accordance with clause 18.

1.5	If you wish to engage in relation to services and products that are Regulated Services and Products, you will need to enter into separate arrangements with Archax which are subject to different terms and conditions and disclosures.

2.	DIGITAL ASSET SERVICES

2.1	We operate the Archax Platform for Digital Assets which you can access through the Archax Portal to the following services in respect of digital assets which we support:

2.1.1	Trading Services for Digital Assets enabling you to deal in instruments admitted to trading on the Archax Platform for Digital Assets (including when you engage in Market Making activities on the Archax ATF);

Archax 71-75 Shelton Street London, WC2H 9JQ

2.1.2	Digital Asset Custody Services;

2.1.3	Brokerage Services for Digital Assets;

(together the “Digital Asset Services” and each one a “Digital Asset Service”).

2.2	Some of the terms of this Agreement only apply to certain services as set out below:

General Terms for Digital Asset Services	Always apply to you if you take out the following Digital Asset Services.
Service Schedule 1 (Trading Terms and Conditions for Digital Assets)	Applies when using Trading Services for Digital Assets.
Service Schedule 2 (Custody and Staking Terms and Conditions for Digital Assets)	Applies when using the Digital Asset Custody and Staking Services.
Service Schedule 3 (Brokerage Terms and Conditions for Digital Assets)	Applies when using the Brokerage Services for Digital Assets.

2.3	We will offer our Digital Asset Services only in relation to certain digital assets which we support (the “Supported Digital Assets”).

2.4	We may accept a request to provide one or more Digital Asset Services in full, accept it in part or reject it in our full discretion. We will confirm whether a request has been successful, the extent to which it is successful and (if applicable) the date on which we will begin providing such Digital Asset Services. Where a Digital Assets Service is provided, we shall promptly provide you with the details of the relevant Digital Assets Service by way of written notice.

2.5	You accept that we are under no obligation to make any particular digital asset or Digital Asset Service available to you on the Archax Platform for Digital Assets and any unavailability of a particular digital asset and/or Digital Asset Service does not and will not constitute a breach of this Agreement by us. We reserve the right to withdraw any or all digital assets and/or Digital Asset Services from the Archax Platform for Digital Assets at any time without notice to you and without liability.

2.6	Notwithstanding anything else in this Agreement and subject to Applicable Law, we may in our sole discretion modify or change any of the Digital Asset Services and/or the Archax ATF or aspects of it at any time without liability for compensation or damages, with or without prior written notice to you (provided that where prior written notice is not given, written notice shall be given as soon as reasonably practicable thereafter).

3.	COMMENCEMENT

This Agreement shall be in effect for an indefinite period of time. It shall enter into force from the date that we notify you that your application to open an account has been approved (the “Commencement Date”) and shall continue until terminated in accordance with clause 18 below.

Archax 71-75 Shelton Street London, WC2H 9JQ

4.	SUPPORTED DIGITAL ASSETS

4.1	It is your responsibility to ensure that you only use the Digital Asset Services in respect of Supported Digital Assets.

4.2	We will publish a current list of all Supported Digital Assets on www.archax.com. The list of Supported Digital Assets may change from time to time and the fact that we may provide, or have provided, Digital Asset Services in relation to a particular digital asset does not mean that we will continue to support the digital asset in the future. We expressly reserve the right to change the designation of a digital asset from being a Supported Digital Asset to being a digital asset that is not a Supported Digital Asset (“non-Supported Digital Asset”). We may make such changes without liability for compensation or damages.

4.3	The decision to add to or remove a digital asset from the list of Supported Digital Assets and any determination that a particular digital is a non-Supported Digital Asset is ours alone and subject to our discretion. If you request us to provide Digital Asset Services in respect of a particular digital asset, we may, subject to us giving you prior written notice, seek a legal opinion at your cost on the matter from an external legal counsel selected by us.

4.4	If you instruct us in respect of a digital asset that is a non-Supported Digital Asset, we may decline your instructions and notify you accordingly and, where we have already accepted your instruction, we may subsequently inform you that we are unable to carry out your instruction due to the digital asset being, or having become, a non-Supported Digital Asset. Any funds or other eligible assets that we have already received from you in respect of your instructions, will be returned to you.

4.5	If we change the designation of a digital asset from being a Supported Digital Asset to being a non-Supported Digital Asset:

4.5.1	we will cease accepting new deposits of the non-Supported Digital Asset; and

4.5.2	we will notify you as soon as reasonably practicable so you can withdraw the non- Supported Digital Asset and transfer it into your Client Third Party Wallet or an alternative wallet address held by you that is acceptable to us within the period specified in such notice. If you fail to transfer the non-Supported Digital Asset within the specified period, we may in our sole discretion:

(a)	transfer the non-Supported Digital Asset into your Client Third Party Wallet or an alternative address held by you that is acceptable to us; or

(b)	dispose of and/or exchange the non-Supported Digital Assets for Supported Digital Assets or for Fiat;

and charge to you any additional cost that we may incur in acting in accordance with clause 4.5.

4.6	If you receive a digital asset by way of an airdrop which is, or which we determine to be a non- Supported Digital Asset, we shall where possible and permitted under Applicable Law, attempt to deliver that digital asset to your Client Third Party Wallet or an alternative wallet address held by you that is acceptable to us.

4.7	In the event of a Hard Fork, we will in our sole discretion determine which of the Forked Networks we will support. Any digital assets underpinned by a Forked Network that we decide not to support will be non-Supported Digital Assets and we shall, where possible and permitted under Applicable Law, attempt to deliver such non-Supported Digital Assets to your Client Third Party Wallet or an alternative wallet address held by you that is acceptable to us.

Archax 71-75 Shelton Street London, WC2H 9JQ

4.8	If, for whatever reason, we are unable to deliver or we, in our reasonable opinion, determine that there are valid reasons (including operational, technical, regulatory or reputational reasons) why we cannot deliver the non-Supported Digital Asset as described in clauses 4.6 and 4.7 to you, you shall have no right to or interest in such non-Supported Digital Asset and we shall have no liability whatsoever to you in respect of such non-Supported Digital Assets.

5.	OPENING AN ACCOUNT

5.1	You must open an account by registering your details on the Archax Platform for Digital Assets and providing any valid identification documents requested by us, including where relevant, a copy of your Client AML Policy. As part of the registration process you will be required to accept this Agreement and the Archax Privacy Policy, which constitutes the entire agreement between you and us in relation to providing the Digital Asset Services.

1.1	If your application is successful, we will open an account in your name on the Archax Platform for Digital Assets. We have the right to decline the request to open the account without providing reasons for doing so and with no right to any compensation.

1.2	In order to open an account and subject to Applicable Law, you must:

5.1.1	if you are an individual, be at least 18 years old;

5.1.2	have capacity to enter into legally binding contracts;

5.1.3	provide personal identification documents which contain your photograph, signature, name and personal identification number (such as an identity card or passport) as requested by us;

5.1.4	satisfy the requirements of the Archax Consolidated AML CTF Framework (including any ‘know your customer’, source of funds and source of wealth checks as applicable);

5.1.5	complete all onboarding processes which will include a client categorisation assessment;

5.1.6	provide details of one or more Nominated Bank Accounts and/or a Client Third Party Wallet for use in connection with your activities on the Archax ATF; and

5.1.7	provide such information as we may reasonably require in order for us to determine if you are eligible to open an account with us.

5.2	Where you are required to provide us with information in order to register for our Digital Asset Services, you agree that any information you provide will be accurate, complete and current. You agree that you shall inform us as soon as possible if any information you have provided to us as part of the application process has become out of date or incorrect.

5.3	You agree you will only use and maintain one single account to access or otherwise utilise our Digital Asset Services, and your creation and/or use of any subsequent accounts may result in our disabling all of your accounts and withdrawing your access to our Digital Asset Services. Exceptions may be granted for corporate Clients who require segregated accounts for legal or regulatory purposes. Such requests should be made in writing to onboarding@archax.com.

Archax 71-75 Shelton Street London, WC2H 9JQ

6.	ACCESSING THE ARCHAX PLATFORM FOR DIGITAL ASSETS

6.1	We will provide you with Security Details to access your account on the Archax Platform for Digital Assets. You and any of your Representatives to whom access to the Digital Asset Services is granted (via any means) must protect the Security Details at all times and never disclose them to any person who is not permitted access. Where you or a Representative wish to initiate the provision of the Digital Asset Services, you or your Representative (as applicable) shall comply with any security requirements that we impose as part of the process (including any multi-factor authentication requirements). Failure to adhere to these requirements may result in the Digital Asset Services not being provided to you.

6.2	You must take reasonable steps to keep the Security Details safe and prevent fraudulent use of the Digital Asset Services, including ensuring your Representatives adhere to any security requirements. The Security Details, or any party of them, should never be written down and care must be taken to ensure that unauthorised persons do not see the Security Details. We will never ask you to provide your password to us or to a third party and you must never allow anyone to access your account or watch you accessing your account. We recommend that you change your password regularly in order to limit the risk of your account being compromised. Where you or your Representative fail(s) to keep the Security Details safe and/or prevent fraudulent use of the Digital Asset Services, you may be liable for any losses incurred.

6.3	You agree to make use of commercially available computer security and anti-virus measures on any computer or other device used to access the Digital Asset Services.

6.4	You agree to notify us immediately upon discovery of:

6.4.1	the loss or disclosure to any unauthorised person of any Security Details relating to accessing the Digital Asset Services;

6.4.2	any unauthorised access to the use of the Digital Asset Services;

6.4.3	any other criminal or fraudulent activity relating to your use of the Digital Asset Services; or

6.4.4	any other breach of security relating to your use of the Digital Asset Services, whether physical or relating to computer or similar hardware or software.

6.5	You must take all reasonable care to ensure that your email account(s) are secure and only accessed by you, as your email address may be used in the process of resetting passwords or to communicate with you about the security of your account. In case any of the email addresses registered with your account are compromised, you should without undue delay after becoming aware of this contact us and also contact your email service provider.

6.6	You are also responsible for ensuring that all persons who access the Digital Asset Services through your account, including your Representatives, are aware of this Agreement and other applicable policies, terms and conditions, and that they comply with them.

Archax 71-75 Shelton Street London, WC2H 9JQ

7.	UNDERLYING CUSTOMERS OF THE CLIENT

7.1	You may request to use the Digital Asset Services as part of providing your own services to Underlying Customers by contacting us at onboarding@archax.com. Where we agree to any such request, you will be our Client and we will have no client relationship with your Underlying Customers. You are required to identify every Underlying Customer which you will service using the Digital Asset Services and to collect certain documents and/or information about each of the Underlying Customers in order to satisfy the AML Requirements, in accordance with your policy based on the AML Requirements you are subject to (the “Client AML Policy”). You agree that you will at all times comply with your Client AML Policy.

1.3	Where relevant, you agree to provide us with a copy of your current Client AML Policy when opening an account under clause 5 and you will notify us within 2 (two) Business Days if any part of your Client AML Policy is amended.

7.2	Unless we have reasonable grounds to believe a more frequent audit is required (in which case the audit may happen at any point, subject to clause 7.3), once every 12 (twelve) months we may, in our sole discretion, carry out an audit in order to ensure that you are complying with this clause 7. Where we require an audit to be performed, we shall expressly notify you of our audit request and the use of this clause 7. For the avoidance of doubt, due diligence enquiries raised by us as part of normal business operations and risk management shall not constitute a request for an audit under this clause 7.

7.3	You shall co-operate with all audit requests and shall use best endeavours to ensure that the audit is carried out during the scheduled period of time. If we, at any point, identify or suspect that you are not complying with this clause 7, we may suspend any/all of the Digital Asset Services as we see fit until the matter is resolved to our satisfaction. In addition, we may terminate this Agreement in accordance with clause 18.

7.4	These audits may be carried out by an Archax internal auditing service or by an external firm subject to ensuring appropriate professional secrecy and us giving a minimum of 15 (fifteen) Business Days’ notice. Any outside firm appointed to carry on this audit must be previously approved by you. You can refuse an external firm only for reasons of conflict of interests. If an external firm is refused, we will appoint another one not subject to such conflicts.

7.5	The audit report shall be communicated to both you and us. The fees of the audit will be at your expense. Where the fees of the audit are invoiced to us, we may charge these as a Fee to you.

7.6	If the conclusions of certain audits contain recommendations that you modify or enhance your rules and procedures, including any part of the Client AML Policy, you shall bear the costs relating to the implementation of such recommendations.

7.7	The Parties agree that the auditing procedure or its non-implementation does not in any way exempt the Parties from compliance with their obligations under this Agreement.

7.8	The Parties agree that each of them shall be responsible for undertaking their own necessary anti-money laundering and counter terrorism checks in accordance with AML Requirements and each Party shall remain responsible for its own compliance with AML Regulations. You agree to provide us with all of the ‘know your client’ information, which you collect from each Underlying Customer in accordance with the Client AML Policy. We may postpone or suspend the provision of any/all of the Digital Asset Services until such information is provided.

Archax 71-75 Shelton Street London, WC2H 9JQ

7.9	You agree to provide additional documents concerning you, any Underling Customer, or any other matter related to this Agreement to us immediately upon our request and, in any event, no later than within 5 (five) Business Days from the date of our request.

7.10	Sometimes legal or regulatory authorities or banking partners require additional information, either in respect of organisations or particular transactions. You agree to supply at any time all such reasonable information which:

7.10.1	we or any legal or regulatory authority or one of our banking partners may require; or

7.10.2	which we are required to supply to any legal or regulatory authority or any of our banking partners in relation to you or any payment instructions, and which is in your possession.

8.	COMMUNICATIONS

8.1	All communications between you and us, including any documents, policies, and other information, will be in the English language.

8.2	By entering into this Agreement, you expressly agree that we may communicate with you and you may communicate with us by email, telephone or letter and discuss matters with you in person as and when appropriate. You agree that we may also communicate with you by SMS (but you cannot communicate with us or give instructions to us by SMS). You acknowledge that any electronic communications may not be secure and we accept no liability for the failure of any instructions, orders or other communications using electronic communications.

8.3	Your consent to electronic communications, also includes your consent to receive confirmations and any other reports, documents, statements or similar that we may provide to you in connection with this Agreement by way of email or other electronic means, or by us placing such information on the Archax Platform for Digital Assets.

8.4	We may provide you with notices/communications in connection with the Digital Asset Services via the most recent e-mail address you provided to us via your account. Any communication sent to this address will be deemed to have been received by you. You also specifically consent to us providing certain information, such as the Archax Fee Schedule, Risk Disclosures for Digital Assets and Digital Asset Services, the Archax ATF Rulebook, any policy documentation and certain other information relevant to the Digital Asset Services, to you by placing it on www.archax.com and making it available on the Archax Portal.

8.5	Telephone communications between you and us may be recorded. Such records may be used as evidence (including where we may have to deliver them to a court or a competent regulatory authority) and to maintain the quality of our Digital Asset Services. We will keep a record of these recordings for a minimum period of 5 (five) years. A copy of the recordings will be available to you upon request.

Archax 71-75 Shelton Street London, WC2H 9JQ

9.	INSTRUCTIONS

9.1	We will be entitled to act immediately on any instructions, orders or other communications and will not be required to confirm their validity if:

9.1.1	following successful set-up of your account, such instructions, orders or other communications are placed via your account through the Archax Platform for Digital Assets; and

9.1.2	in all other circumstances, we reasonably believe such instructions, orders or other communication are from you or your Representative.

9.2	If we receive any instructions orally (e.g. by telephone), you shall confirm such instructions in writing either before 5pm London time that day (if the day on which we receive your oral instructions is a Business Day) or before 5pm London time on the following Business Day (if the day on which we receive your oral instructions is not a Business Day). Nevertheless, you authorise us to follow any instructions given orally notwithstanding your failure to confirm them in writing.

9.3	Once given, any instructions and orders may only be withdrawn or amended with our consent.

9.4	We may acknowledge instructions either expressly or by acting on them.

9.5	We may in our absolute discretion refuse to act on an instruction without giving any reason, including if we, in our reasonable opinion, consider:

9.5.1	that acting on the instructions would breach Applicable Law and/or any contractual obligation;

9.5.2	acting on the instructions would be impracticable;

9.5.3	this is necessary for the protection of our rights under this Agreement.

9.6	We will not be liable to you for any loss suffered by you (or any other party) as a result of our failure to act in such circumstances.

9.7	Following receipt of your instructions, any payments that relate to you using any of the Digital Asset Services will only be made to and from your Nominated Bank Account or your Client Third Party Wallet.

10.	RISKS AND RISK DISCLOSURES

10.1	Our Digital Asset Services are not appropriate for everyone. Digital assets are considered very high risk, speculative investments. They are volatile digital investments and prices can fluctuate significantly at any given moment. This means that you are at high risk of losing money quickly and you may lose all the money you have invested in a transaction. There is no guarantee that any Supported Digital Assets can be converted back into cash.

10.2	You are strongly recommended to read and you agree to read and have regard to the Risk Disclosures for Digital Assets and Digital Asset Services which we will place and make available to you on the Archax Portal. If you are not clear about the Risk Disclosures for Digital Assets and Digital Asset Services or what they mean, we recommend that you seek independent professional advice before entering into this Agreement and making an investment.

Archax 71-75 Shelton Street London, WC2H 9JQ

11.	REPRESENTATIONS AND WARRANTIES

11.1	You represent and warrant that:

11.1.1	you have, and will continue to have, all necessary capacity, power, authority and consents (including, where relevant from your Underlying Customers) to enter into, execute, deliver and perform your obligations under this Agreement and all agreements and documents to be executed or signed by you or on your behalf pursuant to this Agreement;

11.1.2	if you are a body corporate, unincorporated association, trust or partnership you are validly existing in accordance with Applicable Law;

11.1.3	this Agreement, and all agreements and documents to be executed or accepted by you or, if you are a body corporate, on your behalf pursuant to this Agreement, constitute, or will when executed or accepted constitute, binding and enforceable obligations on you in accordance with their respective terms;

11.1.4	where relevant, the person entering into and accepting the terms of this Agreement is your duly authorised representative and that he/she has authority to bind you to this Agreement;

11.1.5	you have all authorisations, licences, approvals and consents which have been imposed by any competent regulator or organisation in relation to your business relevant to the Services;

11.1.6	you will only use the Digital Asset Services in respect of Supported Digital Assets and you will not deposit or attempt to deposit and you will not give or attempt to give any instructions in respect Digital Assets that are not Supported Digital Assets;

11.1.7	except where we agree otherwise in writing, you will only access and use the Digital Asset Services on your own behalf (and, if you are an individual, only for your own personal benefit) and not as the agent, attorney, trustee or representative of any other person;

11.1.8	you have carefully read and understand the terms of this Agreement, including the Risk Disclosures for Digital Assets and Digital Asset Services and Archax’s policy documentation as applicable;

11.1.9	your use of the Archax Platform for Digital Assets will not violate any laws and regulations applicable to you, including but not limited to regulations on anti-money laundering, anti-corruption, and counter-terrorist financing;

11.1.10	you perform your obligations under this Agreement with all due care and skill and in accordance with all Applicable Law;

11.1.11	all information provided to us under this Agreement is complete and accurate and you agree to inform us of any material changes to the information provided to us under this Agreement;

11.1.12	all money and assets that you use and invest through the Digital Asset Services do not originate in any way from criminal conduct, including (but not limited to) fraud, drug trafficking, money laundering, terrorist activity or any other activity that is unlawful or could be considered unlawful by any competent authority or regulatory body; and

Archax 71-75 Shelton Street London, WC2H 9JQ

11.1.13	you are not insolvent or otherwise unable to pay your debts as they fall due and no liquidation, administration, receivership or other insolvency process whatsoever has occurred in relation to you or is pending or threatened.

11.2	We warrant and represent that:

11.2.1	we have, and will continue to have, all necessary capacity, power and authority to enter into, execute, deliver and perform our obligations under this Agreement and all agreements and documents to be executed or signed by us on our behalf pursuant to this Agreement;

11.2.2	we shall perform our obligations under this Agreement in accordance with all Applicable Law; and

11.2.3	we have all registrations, authorisations, licences, approvals and consents which have been imposed by any competent regulator or organisation in relation to our business relative to the Digital Asset Services.

12.	FEES

12.1	In consideration of us agreeing to enter into this Agreement and providing the Digital Asset Services, and subject to any other arrangements set out in the Digital Asset Service Schedules, you will pay to Archax the aggregate of all applicable fees, costs and charges as specified, and in the manner set out in the Archax Fee Schedule (the “Digital Asset Services Fees”).

12.2	You may have to pay taxes or other costs which are not imposed by us, including on any gains on your investment or income arising from them. It is your responsibility to determine what taxes, if any, apply to the transactions you conduct through the Archax ATF. You are solely responsible for reporting and remitting any and all taxes due to the relevant and appropriate tax authorities, which may result as a consequence of transactions undertaken by you on the Archax ATF. We do not provide any tax or other financial, legal or investment advice.

12.3	The Digital Asset Services Fees shall be net of, as applicable, any stamp duty and all taxes (whether by way of direct assessment or withholding at its source) and duties, but if we are required to pay any withholding tax or other levies on your behalf, we reserve the right to deduct such amounts from any balances due to you or otherwise require you to pay or reimburse us for such payments.

12.4	We reserve the right to require you to execute and maintain in force a direct debit mandate in our favour on a bank account in the United Kingdom, in order to pay the Digital Asset Services Fees.

12.5	If you fail to pay any fees, costs or charges in accordance with this clause 12, we may suspend or restrict the provision of the Digital Asset Services (in whole or in part) to you without prejudice to any other action that we may take. If Services are suspended, re-instatement will only occur once all outstanding invoices and accrued interest have been settled in accordance with the Archax Payment Terms.

12.6	You acknowledge that any Digital Asset Services Fees queries including, without limitation, any request by you for repayment of overpaid charges, must be made within 6 (six) months of the date of the relevant transaction and you will not be entitled to make a fee query and/or claim repayment of any overpaid charges after this period.

Archax 71-75 Shelton Street London, WC2H 9JQ

12.7	Any amounts not paid on the date on which they are due for payment in accordance with this clause 12 will be subject to a late payment charge as set out in the Archax Payment Terms.

12.8	You and us agree that, to the extent that any additional fees or charges are imposed by any third party in relation to any of the Digital Asset Services (including, for the avoidance of doubt, any foreign exchange fees and any third party payment service provider fees), these fees shall be paid by you and you will indemnify and hold Archax harmless against any taxes and levies, including interest and/or penalties as a result of your use of the Archax ATF.

13.	CONFIDENTIALITY

13.1	Each Party shall use the Confidential Information of the other Party disclosed to it (by whoever disclosed) only for the proper performance of its duties under this Agreement and, subject to this clause 13, shall not without the disclosing Party’s written consent disclose or permit the disclosure of the Confidential Information except in confidence for the proper performance of its duties under this Agreement to those of its employees, officers and professional advisers who need to have access to it.

13.2	Each Party shall take, and shall ensure that its employees, officers, and professional advisers shall take, all reasonable precautions (and at least as great as those it takes to safeguard its own confidential information) to safeguard every part of the Confidential Information.

13.3	The provisions of this clause 13 shall not apply to Confidential Information that:

13.3.1	the receiving Party can prove, using written records, was known to the receiving Party or in its possession before that information was acquired from, or any person on behalf of, the disclosing Party;

13.3.2	is in or enters the public domain through no wrongful default of the receiving Party or any person on its behalf, provided that this clause 13.3.2 shall only apply from the date that the relevant Confidential Information enters the public domain;

13.3.3	the receiving Party receives from a third party without similar obligations of confidence in circumstances where the third party did not obtain that information as a result of a breach of an obligation of confidence; or

13.3.4	is required to be disclosed by any Applicable Law or by order of any court of competent jurisdiction or any government body, agency or regulatory body, to the extent of the required disclosure.

13.4	Within 5 (five) Business Days of receipt of a request to do so made at any time and in any event if this Agreement is terminated, the receiving Party shall promptly return or destroy (at the option of the disclosing Party) all Confidential Information of the disclosing Party.

13.5	Notwithstanding the provisions of this clause 13, you agree that we may share Confidential Information disclosed to us with any of our Affiliates in accordance with Applicable Law. We shall ensure the compliance of each such Affiliate with this clause 13.

14.	INDEMNITY AND LIMITATION OF LIABILITY

14.1	You will indemnify, defend, and hold harmless Archax, its Affiliates, and our and their respective directors, officers, employees, and agents from and against any and all losses, liabilities, judgments, suits, actions, proceedings, claims, penalties, damages or costs (including reasonable legal fees as incurred).

Archax 71-75 Shelton Street London, WC2H 9JQ

14.2	Our aggregate liability (whether for breach of contract, negligence or for any other reason) arising from our failure to perform any obligation under this Agreement in relation to the Digital Asset Services, shall, in respect of any one incident or series of incidents attributable to the same cause, be limited in aggregate to the corresponding net Digital Asset Services Fees paid or payable by you in the 12 (twelve) months prior to the claim arising.

14.3	Subject to clause 14.5, in no circumstances will we, our Affiliates, or our and their respective directors, officers, employees or agents be liable to you or any person authorised by you to give instructions or to access and use the Archax Platform for Digital Assets, Data or any other Cryptoasset Services for:

14.3.1	alleged or actual infringement of any third-party Intellectual Property Rights or other rights in each case to the extent arising from your or one or more of your Representative’s use of the Archax Platform for Digital Assets, Data and the Digital Asset Services;

14.3.2	any loss incurred by you or such authorised person (i) arising from or related to a loss of access or connectivity to the Archax Platform for Digital Assets, Data or any other system failure of yours or us or (ii) arising in whole or in part from a failure in your or our systems and controls regulating access to the Archax Platform for Digital Assets, Data and Digital Asset Services;

14.3.3	direct or indirect loss of revenues or profits, loss of goodwill, loss or corruption of data, loss of opportunity, loss of anticipated savings or wasted expenditure;

14.3.4	incidental, special, indirect or consequential damages, resulting from or arising out of, in whole or in part, the provision of access to or use of the Archax Platform for Digital Assets or Data or use of the Digital Asset Services, regardless of whether such damages could have been foreseen or prevented.

14.3.5	Archax carrying out or relying on any instructions or on any information provided or made available to us by you or any of your Representatives;

14.3.6	defects in the title of, or the validity or genuineness of, any Digital Asset or Your Fiat Money received by us or delivered by you to us or for any Digital Asset or Your Fiat Money not being freely transferable or deliverable without encumbrance;

14.3.7	any delays due to market conditions or changes in market conditions relating to Digital Assets, including changes in the pricing, value or regulation of Digital Assets;

14.3.8	any delays in the completion of any sale or purchase of Supported Digital Assets or in connection with the Trading Services for Digital Assets or the failure to deliver or transfer any Digital Assets or Fiat where such occurrence is beyond our reasonable control (including the occurrence of a Fork or an airdrop);

14.3.9	any failure, closure or default of any exchange, broker, a fiat bank nominated by you or other third party through or with whom the Digital Asset Services or service aspects are performed or the inability of such person to effect any transaction, including a Digital Custody Transaction, or any delay caused by such person in effecting a transaction;

Archax 71-75 Shelton Street London, WC2H 9JQ

14.3.10	any delayed receipt, non-receipt, loss or corruption of any information contained in any communication howsoever transmitted (including through the Archax Platform for Digital Assets) or for any breach of confidentiality resulting from email and/or electronic communication or any consequential loss arising from either of the foregoing;

14.3.11	any failure or malfunction or defect in any hardware, software or firmware used in connection with the Digital Asset Services, including any such occurrences caused by viruses, malware or release updates;

14.3.12	the services, or the failure of services, provided by networks and protocols underpinning or supporting Digital Assets and underlying software relating to Digital Assets, including any failure or default in the availability, functionality, security, verification, confirmation or completion of transactions submitted to such networks (e.g. in connection with a Fork);

14.3.13	any fraudulent activity (other than our own fraud), hacking, computer issue, theft or other dishonest appropriation of any Digital Assets or Your Fiat Money;

14.3.14	any decisions, acts or omissions by you in relation to your use of the Digital Asset Services;

14.3.15	acts or omissions of Archax that we reasonably believe are necessary or desirable in order to enable us to comply with Applicable Law; or

14.3.16	acts or omissions (including negligence, wilful default, fraud or insolvency) of any other person, unless otherwise specified in this Agreement.

14.4	Subject to clause 14.5, neither Archax nor any of its Affiliates will be liable to any person for any losses caused by the use of the Archax Platform for Digital Assets, Data or Digital Asset Services or by any errors, delays or interruptions in the transmission, processing or confirmation of transactions, data or other information.

14.5	Nothing in this Agreement will:

14.5.1	exclude or restrict to an extent prohibited by Applicable Law any duty or liability we may have to you; or

14.5.2	exclude or restrict any claim which can be directly attributable to the Parties’ wilful default or fraud.

15.	AVAILABILITY OF THE ARCHAX PLATFORM FOR DIGITAL ASSETS

15.1	We will take all reasonable steps to ensure that the Archax Platform for Digital Assets is available for you to use at any time. However, for various reasons there may be times where the Archax Platform for Digital Assets may not be available, such as due to technical difficulties or for regulatory reasons where we may not be able to receive your orders or allow you to access the Archax Platform for Digital Assets. If this happens, where possible we will seek to provide you with notice in advance or as soon as we can. You can also contact us by email at support@archax.com.

Archax 71-75 Shelton Street London, WC2H 9JQ

15.2	We do not own or control the software underpinning the Supported Digital Assets available for trading on the Archax Platform for Digital Assets. Generally, the underlying software protocols are ‘open source’ which means anyone can use, copy, modify and distribute them. The underlying protocols can be subject to sudden changes in operating rules (“Forks”). Forks can materially affect the way in which the Supported Digital Assets function and lead to an extreme price volatility and even a change in the name of the Supported Digital Asset. We have no responsibility and accept no liability whatsoever in respect of any Forks and Forked digital assets which we determine to be non-Supported Digital Assets in accordance with clause 4.

16.	CANCELLATION

16.1	If you are a consumer and this Agreement was concluded “at a distance”, which means you did not meet an Archax employee prior to its conclusion, you may cancel the Agreement in whole or, as applicable, in part in relation to a particular Service performed under one or more of the Service Schedule(s) within 14 (fourteen) days from the Commencement Date. You can do this by notifying us in accordance with clause 33 of your decision to cancel.

16.2	If you exercise your right to cancel properly, we will cease providing the Digital Asset Services in whole or in part, as applicable, and terminate the Agreement accordingly, but such cancellation will not affect those Digital Asset Services that have already been provided or are in the course of being provided and you will be liable for any fees incurred as further described in clause 12. If you do not cancel this Agreement in accordance with this clause 16, this Agreement will continue until terminated.

17.	SUSPENSION OF DIGITAL ASSET SERVICES

17.1	We may withhold, delay or place such restrictions as we consider appropriate on any/all Digital Asset Services or any part of the functionality including, for the avoidance of doubt, in respect of your account, where:

17.1.1	we know or reasonably suspect that any use of the Digital Asset Services:

(a)	is fraudulent or involves any criminal activity;

(b)	is money laundering or relates to money laundering activities; or

(c)	is otherwise in breach of the AML Requirements and /or Applicable Law;

(d)	results or may result in any transaction that takes place when providing the Services being significantly larger in size, or together with other recent transactions, being significantly larger in volume than expected;

(e)	is or may be impacted by the occurrence of a Fork, an airdrop or as a result of a digital asset becoming a non-Supported Digital Asset;

(f)	is or may be damaging to our reputation.

17.1.2	we, acting reasonably, consider we need to carry out due diligence on any transaction;

17.1.3	we reasonably believe that it is necessary to do so in order to protect the security of your use of the Digital Asset Services (including circumstances where any login details, password, or other verification token has been lost or stolen) or the security of the Archax Platform for Digital Assets;

17.1.4	you do not comply with any requirement relating to the Digital Assets Services Fees in clause 12; and/or

Archax 71-75 Shelton Street London, WC2H 9JQ

17.1.5	we are obliged to do so as a result of any Applicable Law or the direction of any competent authority or regulatory body.

17.2	In the case of any such withholding, delay, restriction or suspension described in this clause 17, we shall make reasonable efforts to inform you about the withholding or suspension, provided that such disclosure:

17.2.1	is not in breach of any Applicable Law or regulation and does not contravene the instruction of any competent authority or regulator; and

17.2.2	would not compromise our reasonable security measures.

17.3	We shall not be liable to you for any reasonable action we take to suspend your ability to access or use any of the Digital Asset Services or withhold settlement of any transactions in accordance with this clause 17.

17.4	Where the reasons for our actions under this clause 17 cease to exist, we may, at our discretion, either reinstate access to the Digital Asset Services and/or issue you with new account details.

18.	TERMINATION

18.1	Either Party may at any time terminate this Agreement in whole or, as applicable, in part in relation to a particular Digital Asset Service (including, for these purposes, the Market Making Services) performed under one or more of the Digital Asset Service Schedule(s) by giving the other Party at least 2 (two) calendar months’ written advance notice.

18.2	Either Party may immediately terminate this Agreement in whole or, as applicable, in part on giving written notice to the other Party if:

18.2.1	the other Party commits a material breach of any of the terms of this Agreement and (where such breach is capable of remedy) fails to remedy the breach within 30 (thirty) calendar days of being notified of the breach and requiring the breach to be remedied;

18.2.2	the other Party ceases or threatens to cease to carry on the whole or a substantial part of its business which is material for the purposes of this Agreement;

18.2.3	the imposition of any law or regulation that means that this Agreement is unable to operate in the manner contemplated by the Parties;

18.2.4	it would be in breach of any obligations it has under any AML Requirements and/or Applicable Law to continue to perform its obligations under this Agreement;

18.2.5	the other Party makes any voluntary arrangement with its creditors;

18.2.6	a resolution is passed (otherwise than for the purpose of solvent amalgamation or reconstruction) or an order is made for the winding up of the other Party;

18.2.7	the other Party is the subject of a notice of intention to appoint an administrator, is the subject of a notice of appointment of an administrator, is the subject of an administration application, becomes subject to an administration order or has an administrator appointed over it;

18.2.8	a receiver or administrative receiver is appointed over all or any of either the other Party’s assets or undertakings;

18.2.9	the other Party is dissolved;

Archax 71-75 Shelton Street London, WC2H 9JQ

18.2.10	the equivalent of any of the events described in clauses 18.2.4 to 18.2.9 (inclusive) above occurs in relation to the other Party under the laws of any jurisdiction; or

18.2.11	any event or series of events occurs which, in the opinion of the Party acting reasonably, has or might have a Material Adverse Effect on the other Party.

18.3	In order to terminate this Agreement (in whole or in part), the relevant Party shall transmit a notice of termination to the other Party:

18.3.1	specifying clearly that:

(a)	the Agreement is terminated in whole; or

(b)	the Agreement is terminated in part by referencing the relevant Digital Asset Service Schedule(s) in respect of which the termination right is exercised;

18.3.2	in the case of you terminating this Agreement, by email to onboarding@archax.com with copy to legal@archax.com and

18.3.3	in the case of us terminating this Agreement, by email to the email address provided by you to us under this Agreement.

18.4	Any termination of these General Terms for Digital Asset Services shall also constitute a termination of any Digital Asset Services provided to you under the Digital Asset Service Schedules, or where this is not possible due to Applicable Law, shall constitute notice by us to you that we are terminating the relevant Digital Asset Service Schedules.

19.	EFFECT OF CANCELLATION AND TERMINATION

19.1	Cancellation or termination of this Agreement shall be:

19.1.1	without prejudice to and shall not affect any accrued rights, existing commitments or any contractual provision intended to survive termination or affect the coming into force or the continuance in force of any provision which is expressly or by implication intended to come into or continue in force on or after termination;

19.1.2	without prejudice to, as applicable, the completion of any transaction or transactions already initiated and any transaction or all transactions outstanding at the time of termination will be settled and delivery made; and

19.1.3	without penalty or other additional payment save that you will be liable for payment of:

(a)	any outstanding Digital Asset Services Fees pro rated where appropriate to the date of termination;

(b)	any expenses incurred by us in the provision of the Digital Asset Services or under this Agreement payable by you;

(c)	any additional expenses incurred by us in terminating this Agreement; and

(d)	any losses necessarily realised in settling or concluding outstanding obligations;

all of which shall become immediately due and payable upon termination.

Archax 71-75 Shelton Street London, WC2H 9JQ

19.2	If you dispose of any Supported Digital Assets or investments as a result of cancellation or termination of this Agreement, you may get back more or less than you invested as a result of price movements over the period and the deduction of fees incurred for the period. You may lose all the money you have invested in a transaction and there is no guarantee that any Supported Digital Assets can be converted back into cash.

19.3	If our Agreement is cancelled or terminated, then we will, where relevant, instruct your custodian to, or where we have been appointed as your Custodian under this Agreement, we will in our capacity as your Custodian:

19.3.1	transfer your Client Digital Assets to your Client Third Party Wallet or an alternative wallet address held by you that is acceptable to us; or

19.3.2	sell or cash in your Client Digital Assets and:

(a)	either pay the proceeds to a bank account nominated by you;

(b)	or, subject to our discretion, pay the proceeds to a third party (e.g. a replacement provider of your choice)

in accordance with your instructions.

19.4	If you fail to give any instructions pursuant to clause 19.3 above or we are unable to comply with such instructions, we will instruct your custodian to pay, or we will in our capacity as your Custodian pay, any proceeds from the sale of your investments or (as applicable) Client Digital Assets to your Nominated Bank Account.

19.5	In our capacity as your Custodian, we may (but are not obliged to) facilitate in-specie transfers of assets upon cancellation or termination of the Agreement. Further details will be provided upon cancellation or termination of this Agreement.

19.6	Any and all provisions that by their terms or nature are intended to apply after termination of this Agreement will survive such termination.

20.	DATA PROTECTION

20.1	The Parties shall comply with the Archax Privacy Policy which is available at www.archax.com

21.	CONFLICTS

21.1	You acknowledge and understand that the services offered by us are not exclusive.

21.2	We shall take all appropriate steps to identify and prevent or manage conflicts of interest that may arise in respect of the matters set out in this Agreement. We have a conflicts of interest policy in place and operate effective organisational and administrative arrangements designed to identify and prevent or manage all material conflicts of interest and conflicts with adverse consequences for you. A summary of our conflicts of interest policy is available on www.archax.com.

22.	COMPLAINTS AND COMPENSATION

22.1	We have a written complaints procedure for the effective consideration and proper handling of complaints. A copy of our complaints procedure is available upon request. Complaints should in the first instance be referred to the Chief Compliance Officer of Archax at enquiries@archax.com. If the complaint is not resolved promptly or where you are not satisfied with our final response, you may in relation to any claim arising out of or in connection with this Agreement, submit to the exclusive jurisdiction of the English courts in accordance with clause 34 of this Agreement.

Archax 71-75 Shelton Street London, WC2H 9JQ

22.2	If we are unable to meet our liabilities to you in full under this Agreement, you will not be protected by the Financial Services Compensation Scheme.

23.	ASSIGNMENT ETC.

23.1	We may, upon the provision of written notice to you, assign, novate, transfer, delegate or sub-contract part or all of our rights, or transfer part or all of our obligations under this Agreement to any party provided that any such party has regulatory approval, where necessary, and is permitted to provide the relevant Digital Asset Services.

23.2	You may not assign, novate, transfer, delegate or sub-contract part or all of your rights, or transfer part or all of your obligations under this Agreement without our prior written consent.

24.	FURTHER ASSURANCE

24.1	Each Party shall at its own expense take all reasonably necessary steps and co-operate fully with the other Party to ensure that it obtains the full benefit of this Agreement and shall execute such documents and take such other steps (or procure other necessary persons to take such steps) as are reasonably necessary or appropriate for vesting in the other Party of all its rights and interests in this Agreement and the full benefit of this Agreement.

25.	FORCE MAJEURE

25.1	Neither Party shall be liable to the other Party for any delay or non-performance of its obligations under this Agreement to the extent that its performance is interrupted or prevented directly or indirectly by any war, natural disasters, pandemic, government restrictions, terrorist acts, strikes or labour disputes, law, regulation, ruling or requirement of any government agency, exchange or market, disruption of communications (electronic or otherwise), or other act or condition beyond the reasonable control of such Party. During the time that any of the events specified above continue to exist, the obligations of each Party hereunder, other than those affected by the events listed above, shall remain in full force and effect and each Party shall continue to perform such obligations.

26.	AMENDMENTS

26.1	No amendment of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties, or otherwise permitted under clause 26.2.

26.2	Subject to Applicable Law and any conflicting amendment provisions in the documents that are incorporated by reference into this Agreement, we may amend this Agreement at any time on giving you at least 30 (thirty) calendar days’ written notice. Notwithstanding the termination provisions in clause 18, you may terminate this Agreement on the date the amendment comes into effect, provided that, in the case of amendments other than those to the Digital Assets Services Fees, you notify us in writing within 2 (two) weeks of the date of our original notice.

Archax 71-75 Shelton Street London, WC2H 9JQ

27.	WAIVER

27.1	A failure or delay by either you or us to exercise any right or remedy under this Agreement shall not be construed or operate as a waiver of that right or remedy nor shall any single or partial exercise of any right or remedy preclude the further exercise of that right or remedy.

27.2	A waiver by either you or us of any breach of or default under this Agreement shall not be considered a waiver of a preceding or subsequent breach or default.

27.3	A purported waiver or release under this Agreement is not effective unless it is a specific authorised written waiver or release.

28.	SEVERANCE

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement or the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement. The Parties shall negotiate in good faith to modify any such provisions so that to the greatest extent possible they achieve the same effect as would have been achieved by the invalid or unenforceable provisions.

29.	ENTIRE AGREEMENT

29.1	This Agreement and the documents referred to in this Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement, and supersede and extinguish any prior drafts, agreements, undertakings, understandings, promises or conditions, whether oral or written, express or implied between the Parties relating to such subject matter.

29.2	For the avoidance of doubt, the following documents referred to in this Agreement shall be treated as being incorporated into this Agreement:

29.2.1	Service Schedule 1 – the Trading Terms and Conditions for Digital Assets;

29.2.2	Service Schedule 2 – the Custody and Staking Terms and Conditions for Digital Assets;

29.2.3	Service Schedule 3 – the Brokerage Terms and Conditions for Digital Assets; and/or

30.	NO RELIANCE

Each Party acknowledges to the other that it has not been induced to enter into this Agreement by, nor has it relied upon any representation, promise, assurance, warranty or undertaking (whether in writing or not) by or on behalf of the other Party or any other person save for those contained in this Agreement. Accordingly, each of the Parties acknowledge and agree that the only remedy available to it in respect of the subject matter of this Agreement shall be for breach of contract under the terms of this Agreement. Nothing in this Agreement shall exclude liability for fraud or fraudulent misrepresentation. Nothing in this Agreement shall exclude or limit any liability which, under Applicable Law, cannot be excluded or limited.

Archax 71-75 Shelton Street London, WC2H 9JQ

31.	NO PARTNERSHIP OR AGENCY

Nothing in this Agreement is intended to or shall operate to create a partnership between the Parties, or to authorise either Party to act as agent for the other.

32.	RIGHTS OF THIRD PARTIES

A person who is not a Party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce, or to enjoy the benefit of, any provision of this Agreement.

33.	NOTICES

33.1	All notices, communications and instructions between the Parties with respect to this Agreement shall be in writing, in English. Any notice is deemed to have been received:

33.1.1	on delivery if delivered by hand;

33.1.2	48 hours after sending if sent by first class post or recorded delivery;

33.1.3	on sending if given by email (provided that a copy is also sent by post); and

33.1.4	if deemed receipt by us under the previous paragraphs of this clause 33.1 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is a Business Day), when business next starts in the place of deemed receipt.

33.2	No notice or communication given under this Agreement shall be validly given if sent by fax or any form of messaging via social media or if sent by you via SMS.

33.3	Either Party may notify the other Party of a change to its name, relevant addressee, address or e-mail address provided that such notification shall only be effective on:

33.3.1	the date specified in the notification as the date on which the change is to take place; or

33.3.2	if no date is specified or the date specified is less than 5 (five) clear Business Days after the date on which notice is given, the date falling 5 (five) clear Business Days after notice of any such change has been given.

33.4	The addresses for service of notice to Archax are as follows:

33.4.1	for all matters relating to your account with us, your client relationship and termination of this Agreement: onboarding@archax.com;

33.4.2	for all matters relating to your use of the Archax Platform for Digital Assets: support@archax.com;

33.4.3	for all other matters, including complaints: enquiries@archax.com.

34.	GOVERNING LAW AND JURISDICTION

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement will be governed and construed in accordance with the laws of England and Wales and each of the Parties submits to the exclusive jurisdiction of the English courts over any claim arising out of or in connection with this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement).

Archax 71-75 Shelton Street, London, WC2H 9JQ

EXECUTED by	Canary Capital Group LLC, as Sponsor	:
(Name/Company Name)

Signature

Drew Hill
Full Name (Print)

President
Job Title (Print)

4/15/2026
Date

Archax 71-75 Shelton Street London, WC2H 9JQ

ANNEX 1

DEFINITIONS AND INTERPRETATION

Unless the context otherwise requires and except as otherwise defined herein, the following words shall have the following meanings:

“Affiliate”	in relation to a person means a parent undertaking or subsidiary undertaking of that person (both as defined in Section 1162 of the Companies Act 2006 of the United Kingdom), or a parent undertaking of a subsidiary undertaking of that person, or a subsidiary undertaking of a parent undertaking of that person.

“Agreement”	this master agreement consisting of the General Terms for Digital Assets and including all Digital Asset Service Schedules as applicable, annexes, appendices and any other documents annexed to them, as amended from time to time which are to be construed as one document together constituting the agreement between the Parties.

“AML Requirements”	the requirements of any legislation, regulation or rule applicable to either Party relating to anti-money laundering, counter-terrorist financing, anti-bribery, the implementation of financial sanctions or any similar regulatory issue.

“Applicable Law”	all laws, statutes, orders, rules, provisions, regulations, directives, requirements, standards, guidelines and industry codes having legal effect or stipulated by any regulator (including the FCA) in any relevant jurisdiction and existing and in force from time to time and (where relevant in the context) in force and binding on a Party and the Services to be provided under this Agreement.

“Archax ATF”	the alternative trading facility for Supported Digital Assets operated by Archax.

“Archax ATF Rulebook”	the Archax Alternative Trading Facility Rulebook relating to the trading of digital assets on the Archax ATF (which may be updated by Archax from time to time) and which is available on www.archax.com.

“Archax Payment Terms”	the payment terms displayed on the Archax Portal, as updated from time to time.

“Archax Portal”	the Archax website at www.archax.com.

“Archax Fee Schedule”	the fee schedule displayed on the Archax website, as updated from time to time.

“Archax Platform for Digital Assets”	the Archax ATF, application and any other systems, processes or services provided by Archax for use by the Client from time to time.

“Archax Privacy Policy”	the Archax Privacy Policy (which may be updated by Archax from time to time) and which is available on www.archax.com.

Archax 71-75 Shelton Street London, WC2H 9JQ

“ATF Trading Member”	the Client to whom Archax provides Trading Services for Digital Assets acting in their capacity as an ATF Trading Member of the Archax Platform for Digital Assets.

“ATF Trading Member Data”	any and all information entered by the ATF Trading Member into the Archax ATF in connection with the use of the Digital Asset Services.

“Brokerage Services for Digital Assets”	has the meaning given in Brokerage Terms and Conditions for Digital Assets in Schedule 3.

“Business Day”	a day other than a Saturday or Sunday on which banks are open for business in London.

“Client” or “you”	the person being a Party to this Agreement.

“Client AML Policy”	has the meaning in clause 6.1 of the General Terms for Digital Asset Services.

“Client Digital Asset”	has the meaning given in Custody and Staking Terms and Conditions for Digital Assets in Schedule 2.

“Client Third Party Wallet”	an external wallet held by the Client with a third party wallet provider of their choice which the Client has notified to Archax and which Archax, in its sole discretion, has verified and whitelisted.

“Commencement Date”	has the meaning in clause 3 of the General Terms for Digital Asset Services.

“Confidential Information”	all information disclosed by or on behalf of a Party (in whatever medium including in written, oral, visual, or electronic form and whether before or after the Commencement Date) including all business, financial, commercial, technical, operational, organisational, legal, management and marketing information.

“Data”	ATF Trading Member Data and Transaction Data.

“Digital Asset Custody Services”	has the meaning given in Custody and Staking Terms and Conditions for Digital Assets in Schedule 1.

“Digital Asset Service(s)”	means one or more of the services specified in clause 2.1 of the General Terms for Digital Asset Services provided in relation to certain Supported Digital Assets.

“Digital Asset Service Schedule(s)”	the service schedule(s) appended to this Agreement which, as applicable to the Client, may include (i) the Trading Terms and Conditions for Digital Assets in Schedule 1, (ii) the Custody and Staking Terms and Conditions for Digital Assets in Schedule 2Error: Reference source not found, (iii) the Brokerage Terms and Conditions for Digital Assets in Schedule 3 and (iv) the Market Maker Terms for Digital Assets in Schedule 4.

Archax 71-75 Shelton Street London, WC2H 9JQ

“FCA” of “Financial Conduct Authority”	the UK Financial Conduct Authority of 12 Endeavour Square, London, E20 1JN and any successor regulator.

“FCA Rules”	the rules from time to time of the FCA (or any successor regulator) as currently set out in the FCA’s handbook of rules and guidance.

“Fiat”	fiat money (of certain currencies) issued by central banks pursuant to government regulation.

“Fork”	has the meaning given in clause 15.2 of these General Terms for Digital Asset Services.

“Forked Network”	each separate blockchain network created by a Hard Fork.

“FSMA”	the Financial Services and Markets Act 2000, as from time to time amended.

“General Terms for Digital Asset Services”	the general terms set out in the main body of this Agreement.

“Hard Fork”	a change in the software of a blockchain network underpinning a digital asset which has been implemented by one group of nodes and is incompatible with the software used by the remaining nodes of the blockchain network which results in the creation of two blockchain networks (each a “Forked Network”).

“Intellectual Property Rights”	patents, utility models, rights to inventions, copyright and neighbouring and related rights, trademarks and service marks, business names and domain names, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, Confidential Information, and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals, modifications, translations or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Material Adverse Effect”	any effect which could reasonably be expected to materially and adversely affect the business, assets or financial condition of a Party to this Agreement including the ability of such Party to comply with its obligations under this Agreement.

“Market Maker”	has the meaning given in Digital Service Schedule 4.

“Market Making Services”	has the meaning given in Digital Service Schedule 4.

Archax 71-75 Shelton Street London, WC2H 9JQ

“Nominated Bank Account”	has the meaning given in clause 4.25.1 of Custody and Staking Terms and Conditions for Digital Assets in Schedule 2.

“Party” or “Parties”	Archax and/or the Client who are the parties to this Agreement.

“Regulated Services and Products”	services and products that fall within the scope of FSMA.

“Representative”	in relation to a Party, its employees, officers, representatives and advisers. These entities shall be deemed to be the agent of the relevant Party, and therefore any action/omission performed by them, shall constitute an action/ omission of the relevant Party.

“Risk Disclosures for Digital Assets and Digital Asset Services”	the risk disclosures and warnings provided by Archax in relation to digital assets and the Digital Asset Services on www.archax.com.

“Security Details”	any password, login, personal identification number, codes for two-factor authentication or other confidential security information required in order to access your account or the Archax ATF.

“Supported Digital Assets”	has the meaning given in clause 2.3 of the General Terms for Digital Asset Services.

“Trading Services for Digital Assets”	has the meaning given in the Trading Terms and Conditions for Digital Assets in Schedule 1.

“Transaction Data”	any data, analytics, research or other information contained in, displayed on, generated, modified, compiled, aggregated, calculated or otherwise created by the operation, usage or functioning of the Archax Platform for Digital Assets, including but not limited to (a) aggregated transaction data, (b) transaction reports, (c) trading patterns, (d) extrapolated financial reports and analytics, (e) financial research or statistic reports compiled from aggregation and/or anonymization, (f) transaction reporting trends, and/or (g) other created reporting, extrapolation, modified, or derived data from information and transactions undertaken by ATF Trading Members on the Archax Platform for Digital Assets.

“Underlying Customer”	a customer of the Client.

“VAT”	value added tax or any equivalent tax chargeable in the UK or elsewhere.

“Your Fiat Money”	fiat money (of any currency) belonging to the Client and used by the Client in connection with the Digital Asset Services which money Archax will hold in a bank account in accordance with the Custody and Staking Terms for Digital Assets.

Archax 71-75 Shelton Street London, WC2H 9JQ

In this Agreement, unless otherwise specified or the context otherwise requires:

1.	words importing the singular only shall include the plural and vice versa;

2.	words importing the whole shall be treated as including a reference to any part;

3.	reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time as permitted by the provisions of this Agreement;

4.	reference to any legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most closely approximates in that jurisdiction to the English legal term;

5.	references to any statute, regulation or Applicable Law in this Agreement shall be construed as references thereto as amended or re-enacted from time to time;

6.	references to termination of this Agreement shall include its expiry;

7.	any phrase in this Agreement introduced by the term include, including, in particular or similar expression shall be construed as illustrative and shall not limit the sense of the words preceding that term;

8.	headings used in this Agreement are for reference only and shall not affect its construction or interpretation; and

9.	the Service Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Service Schedules.

10.	In this Agreement, a reference to:

(a)	a person includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body of two or more of the foregoing (whether or not having separate legal personality and wherever incorporated or established);

(b)	a company shall include any company, corporation or other body corporate, wherever and however incorporated or established; and

(c)	written or in writing includes email but not fax, SMS text message or other social media channel.

Archax 71-75 Shelton Street London, WC2H 9JQ

SCHEDULE 1

TRADING TERMS AND CONDITIONS FOR DIGITAL ASSETS

These terms and conditions (together with, as applicable, any supplemental terms and other documentation incorporated by reference) govern the use of and access by the Client, in its capacity as an ATF Trading Member, to the Archax Platform for Digital Assets and the systems and services that Archax may offer to make available to the Client from time to time for the purposes of trading Supported Digital Assets on the Archax Platform for Digital Assets (the “Trading Terms for Digital Assets”).

These Trading Terms for Digital Assets are specific to the Trading Services for Digital Assets. They supplement, are incorporated into and form part of the Agreement, effective from the date on which you agree to be bound by these Trading Terms for Digital Assets. Subject to any requirements under Applicable Law, in the event of any conflict:

-	between these Trading Terms for Digital Assets and the General Terms for Digital Asset Services, these Trading Terms for Digital Assets shall prevail;

-	between these Trading Terms for Digital Assets and the following documents, these Trading Terms for Digital Assets shall prevail;

-	between the following documents, such documents shall have the order of priority as set out below:

○	the Archax ATF Rulebook; and

○	unless otherwise notified to you in advance, any other document from time to time referred to in the Agreement.

The Archax ATF Rulebook describes how Supported Digital Assets can be traded on the Archax Platform for Digital Assets and sets out the provisions upon which such trading takes place. You should read these Trading Terms for Digital Assets and the Archax ATF Rulebook carefully before you place any orders and use the Trading Services for Digital Assets.

Archax 71-75 Shelton Street London, WC2H 9JQ

1.	DEFINITIONS

In these Trading Terms for Digital Assets, and unless the context otherwise requires, defined terms shall have the same meaning as set out in the General Terms for Digital Asset Services and the following words and expressions shall have the following meanings:

“Application Form for Digital Asset Trading”	the application form for digital asset trading, in the form prescribed by Archax from time to time, which has been completed and submitted by the ATF Trading Member to Archax.

“Archax ATF Rulebook”	the Archax ATF Rulebook relating to the trading of digital assets on the Archax ATF (which may be updated by Archax from time to time) and which is available on www.archax.com.

“ATF Trading Fees”	has the meaning given in paragraph 7.1 of these Trading Terms for Digital Assets.

“ATF Trading Member” or “you”	the Client to whom Archax provides Trading Services for Digital Assets acting in their capacity as an ATF Trading Member of the Archax Platform for Digital Assets.

“Authorised Users”	persons authorised by the ATF Trading Member (a) to access and use Data, (b) to access and use the Archax Platform for Digital Assets and/or to use the Digital Asset Services on the ATF Trading Member’s behalf, (c) to use specific Digital Asset Services as utilised by the ATF Trading Member, and/or (d) for performing support functions in connection with sub-paragraphs (a)-(c).

Archax 71-75 Shelton Street London, WC2H 9JQ

“Central Bank Digital Currency” or “CBDC”	any digital currency issued by the central bank of a country as a digital representation of that country’s Fiat Currency.

“control”	the beneficial ownership of more than 50 percent of the issued share capital of Archax or the legal power to direct or cause the direction of the general management of Archax, and controls, controlled and the expression change of control shall be construed accordingly.

“Fiat Currency”	any government-issued national currency (such as pounds sterling or US dollars) that is not pegged to a commodity.

“Licence”	has the meaning given in paragraph 3.1 of these Trading Terms for Digital Assets.

“Technical Documentation”	any and all technical documentation published by Archax or otherwise communicated to the ATF Trading Member, including but not limited to API Swagger files, Confluence websites, technical specifications for ATF Trading Member Data and applicable standards required to access and use the Archax Platform for Digital Assets and to use the Digital Asset Services.

“Trading Services for Digital Assets”	the services described in paragraph 2.1 of these Trading Terms for Digital Assets.

“VAT”	value added tax or any equivalent tax chargeable in the UK or elsewhere.

2.	TRADING SERVICES FOR DIGITAL ASSETS

2.1	The trading services which we shall provide under these Trading Terms for Digital Assets involve Archax operating the Archax Platform for Digital Assets through which you can:

2.1.1	place an order to buy Supported Digital Assets; and/or

2.1.2	place an order to sell Supported Digital Assets;

Archax 71-75 Shelton Street London, WC2H 9JQ

in each case in exchange for, as applicable

•	Fiat Currency;

•	other Supported Digital Assets; and/or

•	Central Bank Digital Currency supported by Archax;

(the “Trading Services for Digital Assets”).

2.2	You may only place an order in relation to a Supported Digital Asset and you may not use, or attempt to use, the Archax Platform for Digital Assets to place an order in relation to any digital asset that is not a Supported Digital Asset.

2.3	You acknowledge that you can only place an order if it is fully funded, i.e. provided you hold the full amount of Fiat Currency, Supported Digital Asset or Central Bank Digital Currency necessary to meet your obligations in respect of the buying or selling order with your custodian. It will be your responsibility to ensure that you hold and, if necessary, transfer sufficient (as applicable) Fiat Currency, Supported Digital Assets or Central Bank Digital Currency to the relevant account or digital asset wallet held with us to discharge your payment or delivery obligation in respect of your orders.

2.4	We will provide the Trading Services for Digital Assets, and any trading on the Archax Platform for Digital Assets shall be conducted in accordance with these Trading Terms for Digital Assets and the provisions of the Archax ATF Rulebook.

2.5	We will match any buying and selling order relating to a Supported Digital Asset as further described in the Archax ATF Rulebook. We shall not, directly or indirectly, be a principal to any transaction you enter into on the Archax Platform for Digital Assets and we shall not be responsible for, or otherwise guarantee the performance of any order placed or transaction entered by you on the Archax Platform for Digital Assets. You shall have no rights against us to collect or recover any amounts owed to you or to enforce any of your rights in connection with, or as a result, of such a transaction.

2.6	Neither the relationship between you and us, nor the Trading Services for Digital Assets provided by us or any other aspect of this Agreement shall create any fiduciary or equitable duties on our part.

2.7	You acknowledge and agree that the submission, display, usage or generation of Data or other information on the Archax Platform for Digital Assets by us shall not be deemed a recommendation by us to you to place an order or to enter into any particular transaction or that any particular transaction is suitable or appropriate for you.

2.8	Notwithstanding anything else in this Agreement and subject to Applicable Law, we shall have the sole discretion to suspend your access to and use of the Archax Platform for Digital Assets, your use of the Trading Services for Digital Assets, restrict your right to place orders or send or receive Data at any time with immediate effect and without liability for compensation or damages if, inter alia:

2.8.1	we, in our sole discretion, deem such suspension or restriction to be necessary:

(a)	under Applicable Law;

(b)	in order to comply with the directions or instructions of the FCA or any other competent regulatory authority; and/or

Archax 71-75 Shelton Street London, WC2H 9JQ

(c)	in order to ensure the maintenance of a fair and orderly market;

2.8.2	in our reasonable opinion:

(a)	your access to and use of the Archax Platform for Digital Assets, Data and/or use of the Trading Services for Digital Assets:

(i)	is breaching, or could breach, any Applicable Law or accepted market standards;

(ii)	is causing, or could cause, reputational damage to us;

(iii)	is causing, or could cause, technical issues with the Archax Platform for Digital Assets or other facilities; and/or

(iv)	is interfering, or could interfere, with other ATF members’ access to and use of the Archax Platform for Digital Assets and/ or use of the Digital Asset Services, including the Trading Services for Digital Assets;

(b)	you fail to comply with any provision of the Archax ATF Rulebook; and/ or

(c)	you fail to comply in any material respect with any of your obligations under this Agreement (including the Trading Terms for Digital Assets).

2.9	We will inform you in writing of any action taken or proposed to be taken against you pursuant to paragraph 2.8.

3.	LICENCE

3.1	Subject to your compliance with the Archax ATF Rulebook and this Agreement, we grant you a non-exclusive, non-assignable, non-transferable, non-sublicensable, worldwide, revocable licence during the term of the Agreement only to access and use the Archax Platform for Digital Assets and related content, material, information and Data for approved purposes (including trading of Supported Digital Assets) as permitted by us from time to time and not for any other purpose whatsoever (the “Licence”).

4.	YOUR OBLIGATIONS

4.1	You will:

4.1.1	access and use the Archax Platform for Digital Assets, Data and the Trading Services for Digital Assets for lawful purposes only and act lawfully and in accordance at all times with the terms of this Agreement, the Archax ATF Rulebook and Applicable Law;

4.1.2	ensure that all user names, passwords, keys, tokens and similar items issued to or used by you for the purpose of accessing and using the Archax Platform for Digital Assets, Data and the Trading Services are kept confidential at all times and used only by the specific individuals to whom they are allocated, and you shall notify us immediately if you know of or have reason to suspect any unauthorised access to or disclosure of any of those items;

Archax 71-75 Shelton Street London, WC2H 9JQ

4.1.3	be responsible for obtaining and maintaining in effect all authorisations, permits, licences and insurance necessary to comply with your obligations under this Agreement;

4.1.4	be responsible, at your own cost and expense, for providing and maintaining all necessary electronic communications with Archax (including to access and use the Archax Platform for Digital Assets and Data and use the Trading Services for Digital Assets), including wiring, computer hardware, software, communication line access, connections and networking devices (the “Equipment”) required to access and use the Archax Platform for Digital Assets and Data and use the Digital Asset Services in accordance with the Technical Documentation, it being acknowledged that, subject to clause 14.5 of the General Terms for Digital Asset Services, Archax will have no liability for the provision of such Equipment, nor shall Archax have any liability for any damage which may be caused thereto or for the loss or corruption of or damage to any data stored or processed by any Equipment;

4.1.5	maintain the minimum technical specifications as we may reasonably prescribe from time to time in accordance with the Technical Documentation;

4.1.6	not knowingly do or permit to be done any act or make or permit to be made any omission that might materially affect the operation of the Archax Platform for Digital Assets and/or the Trading Services for Digital Assets;

4.1.7	fully co-operate with us in relation to:

(a)	the practical arrangements surrounding the access and use of the Archax Platform for Digital Assets and Data and the use of the Trading Services for Digital Assets, including any reasonable test requirements in relation to connectivity, IT systems and any other matters as we may reasonably specify;

(b)	any investigation concerning compliance with the Archax ATF Rulebook, this Agreement and Applicable Law, which assistance may include providing access to information reasonably within your control; and

(c)	any other matter relating to this Agreement;

4.1.8	pay the Trading Fees in accordance with paragraph 7;

4.1.9	be responsible for any order you place (or attempt to place) or transaction you enter (or attempt to enter), or any other use of the Trading Services for Digital Assets or access to and use of the Archax Platform for Digital Assets and Data;

4.1.10	ensure that any Authorised Users are:

(a)	suitably trained and qualified to perform the function for which they are engaged;

(b)	aware of and comply with the Archax ATF Rulebook and Applicable Law; and

Archax 71-75 Shelton Street London, WC2H 9JQ

(c)	where applicable, have the appropriate authorisation to place an order and enter into a legally binding transaction on your behalf,

provided always that you shall retain full liability and be responsible to us for the acts and omissions of the Authorised Users (and the acts and omissions of such Authorised Users shall be deemed to be your acts and omissions);

4.1.11	ensure that you meet the continuing obligation requirements as set out in the Archax ATF Rulebook and implement effective and appropriate procedures and controls to ensure your ongoing compliance with the Archax ATF Rulebook and Applicable Law;

4.1.12	provide us with prior written notice (or, if not possible, notice as soon as reasonably practicable) of each of the following:

(a)	any material technical failures of or difficulties with the Archax Platform for Digital Asset Trading and Data and Trading Services for Digital Assets;

(b)	upon becoming aware of any event which may reasonably constitute a material breach by you or an Authorised User of your or their (as the case may be) obligations under this Agreement;

(c)	any notifiable events as specified in the Archax ATF Rulebook;

(d)	any material proposed or actual changes to your connectivity arrangements, Equipment and IT systems; and

(e)	in the event you become or are deemed insolvent, or have a receiver, administrative receiver, administrator or manager appointed over the whole or any part of your assets or business or are unable to pay your debts as they fall due;

4.1.13	comply with all applicable anti-corruption laws including the Bribery Act 2010;

4.1.14	satisfy the eligibility requirements as set out in the Archax ATF Rulebook as at the Commencement Date, such eligibility to be determined in our sole discretion;

4.1.15	put in place appropriate systems and controls to be able to access and use the Archax Platform for Digital Assets and Data and use the Trading Services for Digital Assets as described in the Archax ATF Rulebook and any associated Technical Documentation, and at all times comply with the Technical Documentation; and

4.1.16	not, during the term of this Agreement, enter into any contract or accept any obligation incompatible with your fundamental obligations under this Agreement.

4.2	You acknowledge that Archax will monitor any and all quotes, orders, offers and transactions entered on the Archax Platform for Digital Assets.

Archax 71-75 Shelton Street London, WC2H 9JQ

5.	OUR OBLIGATIONS

5.1	We will use reasonable efforts to make available, operate and maintain the Archax Platform for Digital Assets in accordance with the Archax ATF Rulebook and such other rules that are published by us from time to time.

5.2	In the event of a Fork or where you receive a digital asset by way of an airdrop, you agree that we may at our sole discretion:

5.2.1	configure and reconfigure the Archax Platform for Digital Assets and make changes to or place restrictions on our Digital Asset Services as we consider appropriate; and

5.2.2	determine not to support (as applicable) the Forked digital asset or the airdropped digital asset and take such action as further set out in clause 4 of the General Terms for Digital Asset Services.

5.3	We will provide you with prior written notice (or, if not possible, notice as soon as reasonably practicable) of each of the following:

5.3.1	of any proposed or actual changes to the Archax Platform for Digital Assets and the Trading Services for Digital Assets and any material proposed or actual changes to our connectivity arrangements or IT systems and associated updates to the Technical Documentation as necessary;

5.3.2	any difficulties experienced by the Archax Platform for Digital Assets or other ATF trading members with respect to their access to or use of the Archax Platform for Digital Assets and Data and use of the Trading Services for Digital Assets, but only to the extent that we are aware of such difficulties and reasonably determine that they are material to your access to or use of the Archax Platform for Digital Assets and Data and your use of the Trading Services for Digital Assets;

5.3.3	of any material change in business or financial condition, or legal status or change of control of Archax; and

5.3.4	in the event that we become or are deemed insolvent, or have a receiver, administrative receiver, administrator or manager appointed over the whole or any part of our assets or business or are unable to pay our debts as they fall due.

5.4	Whilst we attempt to ensure that the Data and the Trading Services for Digital Assets are accurate, the Data and Trading Services for Digital Assets are made available on an “as is” and “as available” basis and may not be accurate or up to date. We do not guarantee the accuracy, timeliness, completeness, performance, or fitness for a particular purpose of the Archax Platform for Digital Assets, the Trading Services for Digital Assets and/or the Data and shall have no obligation to verify, correct, complete or update any information displayed on the Archax Platform for Digital Assets from time to time except where we are the author of such information. No responsibility is accepted by or on behalf of us for any errors, omissions, or inaccuracies in the Archax Platform for Digital Assets, the Trading Services for Digital Assets and/or the Data. We accept no liability for the results of any acts or omissions taken on the basis or in respect of the Archax Platform for Digital Assets, the Trading Services for Digital Assets and/or the Data.

Archax 71-75 Shelton Street London, WC2H 9JQ

5.5	Except as explicitly stated to the contrary in this Agreement, you hereby acknowledge and agree that all warranties, conditions, representations and terms, whether express or implied by statute, common law or otherwise, with respect to the Trading Services for Digital Assets and/or Data, including but not limited to implied warranties, conditions, representations and terms of satisfactory quality, fitness for a particular purpose, non-infringement, compatibility, security and accuracy are excluded from the terms of this Agreement to the extent that they may be excluded as a matter of law.

6.	REPRESENTATIONS AND WARRANTIES

6.1	You represent and warrant that:

6.1.1	you have all necessary rights and licences in respect of the Equipment, and its use of any such Equipment shall not infringe any third party’s Intellectual Property Rights;

6.1.2	you are authorised to place orders and enter into the transactions on the Archax Platform for Digital Assets and each order and/or transaction, as confirmed by us, constitutes a legal, valid and binding obligation of yours, enforceable against you in accordance with the terms of this Agreement;

6.1.3	your systems and Equipment relevant to the access to and use of the Archax Platform for Digital Assets and the Data and use of the Trading Services for Digital Assets have been adequately tested and comply with the technical specifications as we may reasonably prescribe from time to time in accordance with the Technical Documentation; and

6.1.4	the Application Form for Digital Asset Trading and the information you have provided to support the Application Form for Digital Asset Trading are complete and accurate and you agree to inform us of any material changes to the Application Form for Digital Asset Trading and the information provided on the Application Form for Digital Asset Trading from the Commencement Date and from that date onwards until termination of this Agreement.

7.	THE TRADING FEES

7.1	You will pay to Archax the aggregate of all the fees, costs and charges specified in the Archax Fee Schedule, as applicable, including fees relating to Data (all such fees, costs and charges being the “Trading Fees”).

7.2	The Trading Fees will be applied at transaction level and charged at the time you place an order.

7.3	You acknowledge that trades submitted in error may incur a charge.

8.	INTELLECTUAL PROPERTY RIGHTS

8.1	Subject to your compliance with the Archax ATF Rulebook and the Agreement, we hereby grant you a non-exclusive, non-assignable, non-transferable, non-sublicensable, worldwide, revocable licence during the term of the Agreement only to access and use the Data for approved purposes (including trading of Supported Digital Assets) and not for any other purpose whatsoever.

Archax 71-75 Shelton Street London, WC2H 9JQ

8.2	We reserve the right in our sole discretion to make such improvements, modifications and additions to the Archax Platform for Digital Assets, the Data and/or the Trading Services for Digital Assets (or part thereof) as we shall deem fit. We shall use reasonable commercial efforts to give you prior notice of any such improvements, modifications or additions. We shall not guarantee that any changes will not affect the material functionality of the Archax Platform for Digital Assets, the Data and/or the Trading Services for Digital Assets.

8.3	You shall not copy, alter, enhance, make derivative works of, reverse engineer, decompile or make any improvements to the Archax Platform for Digital Assets, the Data and/or the Trading Services for Digital Assets without our prior written consent.

8.4	Each Party acknowledges that all Intellectual Property Rights in and related to the Archax Platform for Digital Assets, the Data and the Digital Asset Services shall be, or remain as between the Parties, vested as the exclusive property of Archax, and you shall not obtain any Intellectual Property Rights in or to the Archax Platform for Digital Assets, the Data (save in respect of the Licence) or the Trading Services for Digital Assets.

8.5	Any improvements, derivatives, changes, creation or permutations of new Intellectual Property Rights in the Archax Platform for Digital Assets, the Data and/or the Trading Services for Digital Assets (including but not limited to under this paragraph 8) shall be or remain, as between the Parties, vested as the exclusive property of Archax upon their creation.

8.6	You shall do or execute any such instrument as we require in order that the Intellectual Property Rights in paragraphs 8.4 and 8.5 are so assigned to Archax and/or do so vest in Archax.

8.7	You shall not sell, lease, license, transfer, provide or otherwise make available to any third party any form of access to or the use of the Archax Platform for Digital Assets, the Data and/or the Trading Services for Digital Assets (whether as a demonstration or otherwise) other than as expressly authorised in this Agreement.

8.8	You shall promptly notify us upon becoming aware of any infringement or misappropriation, or any threatened or alleged infringement or misappropriation, of our Intellectual Property Rights in and to the Archax Platform for Digital Assets, the Data and the Trading Services for Digital Assets. You shall comply with all reasonable requests made by us to protect, defend and/or enforce our Intellectual Property Rights in the Archax Platform for Digital Assets, the Data and the Trading Services for Digital Assets.

9.	TERM AND TERMINATION

9.1	Without prejudice to our right of termination under the General Terms for Digital Asset Services and subject to Applicable Law, we may terminate this Digital Asset Service Schedule or suspend, in each case in whole or in part, the performance of any of our obligations under this Digital Asset Service Schedule immediately on written notice to you, and without liability for compensation or damages if, in our reasonable opinion you fail to comply in any material respect with, or your continued access to and use of the Archax Platform for Digital Assets, the Data and/or your use of the Trading Services for Digital Assets would cause a material breach of, the Archax ATF Rulebook or any Applicable Law.

Archax 71-75 Shelton Street London, WC2H 9JQ

10.	AMENDMENTS

10.1	Amendments to the Archax ATF Rulebook are not subject to the amendment provisions set out in clause 26 of the General Terms for Digital Asset Services and will be undertaken as defined within the Archax ATF Rulebook.

Archax 71-75 Shelton Street London, WC2H 9JQ

SCHEDULE 2

CUSTODY AND STAKING TERMS AND CONDITIONS FOR DIGITAL ASSETS

These terms and conditions (together with, as applicable, any supplemental terms and other documentation incorporated by reference) govern the provision of custody and staking services by Archax to the Client, acting in its capacity as an Investor, in respect of Supported Digital Assets (the “Custody and Staking Terms for Digital Assets”).

These Custody and Staking Terms for Digital Assets are specific to the custody and staking services offered by Archax. They supplement, are incorporated into and form part of the Agreement, effective from the date on which you agree to be bound by these Custody and Staking Terms for Digital Assets. Subject to any requirements under Applicable Law, in the event of any conflict:

-	between these Custody and Staking Terms for Digital Assets and the General Terms for Digital Asset Services, these Custody and Staking Terms for Digital Assets shall prevail;

-	between these Custody and Staking Terms for Digital Assets and the following documents, these Custody and Staking Terms for Digital Assets shall prevail;

-	between the following documents, such documents shall have the order of priority as set out below:

○	the Archax ATF Rulebook; and

○	unless otherwise notified to you in advance, any other document from time to time referred to in the Agreement.

1.	DEFINITIONS

In these Custody and Staking Terms for Digital Assets, and unless the context otherwise requires, defined terms shall have the same meaning as set out in the General Terms for Digital Asset Services and the following words and expressions in these Custody and Staking Terms for Digital Assets shall have the following meanings:

“Archax Third Party Wallet”	an external wallet held by the Custodian with an external wallet provider of its choice.

“Archax Trust Wallet”	a wallet in which the Custodian holds all of the rights, title, interests and benefits, present and future, in or in respect of the Client Digital Assets that make up the trust property for the exclusive benefit of the Client.

“ATF Trading Member”	the Client to whom Archax provides Trading Services for Digital Assets acting in their capacity as an ATF Trading Member of the Archax Platform for Digital Assets.

“Archax Wallet”	the Archax Trust Wallet and/or the Archax Third Party Wallet(s), as applicable.

Archax 71-75 Shelton Street London, WC2H 9JQ

“CASS”	the FCA Rules set out in the Client Assets sourcebook which forms part of the FCA’s handbook of rules and guidance.

“Client Digital Assets”	Supported Digital Assets belonging to the Client in respect of which Archax provides Digital Asset Custody Services in accordance with these Custody and Staking Terms for Digital Assets, including any Staking Rewards that you receive.

“Client Money Rules”	the client money rules set out in CASS.

“Client Property”	has the meaning given in clause 2.1 of these Custody and Staking Terms for Digital Assets.

“Client Third Party Wallet”	an external wallet held by the Client with a third party wallet provider of their choice which the Client has notified to Archax and which Archax, in its sole discretion, has verified and whitelisted.

“Custodian”	Archax and/or, as applicable, any wholly owned subsidiary of Archax acting as nominee only, acting together or individually as the Client’s custodian in accordance with these Custody and Staking Terms for Digital Assets and references to “we” or “us” in these Custody and Staking Terms for Digital Assets shall be references to Archax and/or its nominee as applicable.

“Custody Rules”	the custody rules set out in CASS.

“Deposit”	has the meaning given in clause 4.17.1 of these Custody and Staking Terms for Digital Assets.

“Digital Asset Custody Services”	the services provided by Archax in accordance with these Custody and Staking Terms for Digital Assets relating to the safeguarding and administering of Supported Digital Assets and the holding of Your Fiat Money.

“Digital Asset Custody Transactions”	has the meaning given in clause 4.17 of these Custody and Staking Terms for Digital Assets.

“Digital Asset Staking Services”	has the meaning given in clause 5.1 of these Custody and Staking Terms for Digital Assets.

“Digital Assets Trust Deed”	the trust deed setting out the terms upon which the Custodian will hold your Client Digital Assets on trust in the Archax Trust Wallet.

“English Law”	applicable law of England and Wales.

Archax 71-75 Shelton Street London, WC2H 9JQ

“Fiat Money Trust Deed”	the trust deed setting out the terms upon which the Custodian will hold Your Fiat Money on trust in a bank account.

“Investor” or “you”	the Client to whom Archax provides Custody Services.

“Node”	means a cloud-based or hardware-based server that (i) runs on a distributed ledger technology network or protocol specifically using a network consensus structure (such as proof of stake); and (ii) is maintained and operated by a Node Operator;

“Node Operator”	means an entity that operates, facilitates, manages and maintains a Node or Nodes.

“Slashing Penalty”	has the meaning given in clause 5.7 of these Custody and Staking Terms for Digital Assets.

“Staked Client Digital Assets”	any Client Digital Assets that you have nominated for the Digital Asset Staking Services.

“Staking Rewards”	Supported Digital Assets distributed by a distributed ledger technology network or protocol (less any validation fees, any other fees that have been notified to you, or any Slashing Penalties).

“Withdrawal” has	the meaning given in clause 4.17.2 of these Custody and Staking Terms for Digital Assets.

“Your Fiat Money”	fiat money (of certain currencies) belonging to the Client and used by the Client in connection with the Digital Asset Services which Archax will hold in a bank account in accordance with these Custody and Staking Terms for Digital Assets.

2.	APPOINTMENT

2.1	With effect from the Commencement Date, you appoint us to:

2.1.1	provide custody over your Client Digital Assets;

2.1.2	provide Digital Asset Staking Services in relation to any Staked Client Digital Assets; and

2.1.3	to hold and control Your Fiat Money;

(together “Client Property”) in accordance with these Custody and Staking Terms for Digital Assets and we accept such appointment as your Custodian.

Archax 71-75 Shelton Street London, WC2H 9JQ

3.	DIGITAL ASSETS AND YOUR FIAT MONEY

3.1	We will, in carrying out our responsibilities under this Agreement, comply with the English Law. Under the English law, digital assets such as the Supported Digital Assets are not regulated products and the provision of custody and staking services in respect of the Supported Digital Assets as well as the holding of money for, or on behalf of, you in connection with any trading you undertake in respect of Supported Digital Assets are not regulated services. This means that any Supported Digital Assets which we will hold for you under this Agreement and Your Fiat Money will not benefit from the protections afforded to Regulated Products and Services under the FCA’s Custody Rules or Client Money Rules. If, for whatever reason, there is a shortfall in the Client Digital Assets that we hold for you or in the amount of Your Fiat Money, you may not be able to recover these.

3.2	To the extent that any Supported Digital Assets or services provided by us in respect of Your Fiat Money are regulated under the laws and regulations of another jurisdiction, you will not benefit from such protections under this Agreement.

3.3	We will endeavour to protect any Supported Digital Assets and Your Fiat Money which you place in our custody in accordance with best practices as further set out in these Custody and Staking Terms for Digital Assets.

3.4	Subject to and in accordance with the terms of this Agreement, we will always hold Your Fiat Money separately from any money belonging to Archax.

4.	ARRANGEMENTS FOR DIGITAL ASSETS

Custody solutions

4.1	We offer the following custody arrangements for your Client Digital Assets:

4.1.1	the Archax Trust Wallet as further described in clauses 4.3 – 4.8;

4.1.2	an Archax Third Party Wallet as further described in clauses 4.9 – 4.11; and

4.1.3	if applicable, a Client Third Party Wallet as further described in clauses 4.12 – 4.13.

4.2	Client Digital Assets held in custody by us will not be protected by the Financial Services Compensation Scheme.

Archax Trust Wallet

4.3	We will treat your acceptance of these Custody and Staking Terms for Digital Assets as instructions by you to us that, except in the circumstances specified in clause 4.9 or if otherwise instructed by you, your Client Digital Assets are to be held by the Custodian on trust in the Archax Trust Wallet in accordance with the terms of the Digital Assets Trust Deed and that, where necessary, we may make all relevant arrangements with the Custodian to facilitate the holding of your Client Digital Assets in accordance with the Digital Assets Trust Deed.

4.4	The Digital Assets Trust Deed is available on the Archax Portal and set out in Annex 1 to these Custody and Staking Terms for Digital Assets.

4.5	The Archax Trust Wallet will be operated by the Custodian and the Custodian, in their capacity as trustee, will have legal title to all Client Digital Assets in the Archax Trust Wallet with beneficial title to your Client Digital Assets remaining with you. For further detail please refer to the FAQ on custody services available on the Archax Portal.

Archax 71-75 Shelton Street London, WC2H 9JQ

4.6	You will be able to access the Archax Trust Wallet through the Archax Platform for Digital Assets and give instructions to effect any Digital Asset Custody Transactions in respect of assets held in that wallet. You will interact with Archax for these purposes. Only in exceptional circumstances (e.g. upon the occurrence of an insolvency event in respect of Archax) will the Custodian accept instructions directly from you in respect of your Client Assets held in the Archax Trust Wallet.

4.7	The balance of Supported Digital Assets shown in your user interface of the Archax Platform for Digital Assets represents the balance of all Client Digital Assets which we hold for you in the Archax Trust Wallet (your “Wallet Account”).

4.8	We may operate different Archax Trust Wallets for different types of Digital Asset. Unless expressly stated otherwise, for the purpose of these Custody and Staking Terms for Digital Assets, we refer to all such wallets together as the “Archax Trust Wallet”.

Archax Third Party Wallet

4.9	There may be circumstances in which we are unable to hold Client Digital Assets in the Archax Trust Wallet. We will hold Client Digital Assets in an Archax Third Party Wallet in the following circumstances:

4.9.1	where the Archax Platform for Digital Assets and/or the Custodian software does not support the holding of Supported Digital Assets in the Archax Trust Wallet;

4.9.2	where we have agreed to hold your Client Digital Assets in an Archax Third Party Wallet.

4.10	We will exercise due skill, care and diligence when selecting any third party wallet providers and will select any third party wallet providers on the basis of criteria that we deem appropriate for the holding and storage of particular Client Digital Assets.

4.11	Any instruction to effect a Digital Asset Custody Transaction or which otherwise relates to Client Digital Assets held by us for you in an Archax Third Party Wallet, must be addressed to broker@archax.com.

Client Third Party Wallet

4.12	If you wish to hold your Client Digital Assets in your own wallet, you may instruct us to transfer your Client Digital Assets to your Client Third Party Wallet or, where you withdraw Client Digital Assets from the Archax Trust Wallet, you can effect a Withdrawal through the Archax Platform for Digital Assets.

4.13	We accept no responsibility whatsoever for the safekeeping, custody or security of any Client Digital Assets held in a Client Third Party Wallet once they are transferred out of an Archax Wallet.

Pooling and Individual Segregation

4.14	Any Client Digital Assets held in an Archax Wallet may be pooled together with Supported Digital Assets held by us which belong to other Archax clients (“Pooling”). Where Client Digital Assets are held on a pooled basis, we maintain records of all Supported Digital Assets in each Archax Wallet specifying which Supported Digital Assets are allocated and belong to each of our clients (beneficially).

Archax 71-75 Shelton Street London, WC2H 9JQ

4.15	Because of the Pooling, there is a risk of loss. If, for whatever reason there is an unreconciled shortfall of Supported Digital Assets in an Archax Wallet or we become insolvent, you may not have a claim for a specific amount of Supported Digital Assets but you will share such shortfall proportionately with other Archax clients for whom we hold Supported Digital Assets in the same wallet.

4.16	If deemed appropriate we may in our absolute discretion decide to hold your Client Digital Assets in individually segregated Archax Wallets. In that case, the Archax Wallet will only comprise your Client Digital Assets and they will not be pooled with any Client Digital Asset belonging to another Archax client.

Custody Transactions

4.17	Subject to Applicable Law and the terms of this Agreement, the following types of transaction are available to be performed in connection with your use of an Archax Wallet:

4.17.1	depositing Supported Digital Assets in an Archax Wallet (“Deposit”); and

4.17.2	withdrawing Supported Digital Assets from an Archax Wallet to a Client Third Party Wallet or an alternative wallet address held by you that is acceptable to us (“Withdrawal”),

(together the “Digital Asset Custody Transactions” and each a “Digital Asset Custody Transaction”).

4.18	We may, in our sole discretion, decide not to accept a Deposit of Supported Digital Assets from you and, subject to Applicable Law, return a Deposit to you to your Client Third Party Wallet or an alternative wallet address held by you that is acceptable to us. Where a third party makes, or attempts to make, a Deposit of Supported Digital Assets to your Archax Wallet, we may in our sole discretion decide not to accept the Deposit and, subject to Applicable Law, return it to the third party.

4.19	You must ensure that you hold a sufficient balance of Supported Digital Assets in your Archax Wallets for any instructions you submit in respect of a Digital Asset Transaction. Subject to any limits imposed by us or any regulatory restrictions, you may make a Withdrawal in respect of some or all of the Client Digital Assets held in your Archax Wallets. We may refuse to process a Withdrawal if it would leave insufficient Client Digital Assets in your Archax Wallets for the settlement of any unsettled transactions you have entered in your capacity as an ATF Trading Member.

4.20	In order to authorise a Digital Asset Transaction, you may be asked to authenticate yourself and to authorise the transaction or any related operation in such a way as required by us.

4.21	The status of any Digital Asset Custody Transaction will be reflected in the balance of your Wallet Account where your Client Digital Assets are held in the Archax Trust Wallet.

4.22	Where we are unable to process your instructions (e.g. due to a lack of sufficient Client Digital Assets in your Archax Wallets or any other failure that prevents the transaction from being completed), any Supported Digital Assets that were locked in your Archax Wallets will be released and become available for use in connection with any other Digital Asset Transaction you may instruct.

Archax 71-75 Shelton Street London, WC2H 9JQ

4.23	We will use reasonable endeavours to process your instructions. You acknowledge and agree that the actual time for processing and posting certain Digital Asset Transactions (e.g. in the case of a Transfer from an Archax Wallet to a Client Third Party Wallet) will be subject to the occurrence of the requisite number of network confirmation and may depend on the operation of underlying protocols, governing principles, norms and conventions and other factors outside our control.

Forks and airdrops

4.24	In the event of a Fork or an airdrop, you agree that we may at our sole discretion take such action as further set out in clause 4 of the General Terms for Digital Asset Services.

Nominated accounts and Client Third Party Wallets

4.25	You may, with our agreement (such agreement not to be unreasonably withheld or delayed) and subject to any verification or due diligence we may wish to undertake, nominate one or more:

4.25.1	bank accounts or set of banking procedures (a “Nominated Bank Account”) to be used in connection with:

(a)	you receiving fiat money; and

(b)	the funding of transactions you enter into in your capacity as an ATF Trading Member on the Archax Platform for Digital Assets;

4.25.2	Client Third Party Wallets for use in connection with any Deposits or Withdrawals you would like to make.

4.26	If you nominate one or more Nominated Bank Accounts or Client Third Party Wallets to be used in connection with any of the purposes listed in clause 4.25 we will use such Nominated Bank Account(s) and Client Third Party Wallet until you notify us in writing in accordance with this Agreement that you wish different accounts and/or procedures to be used by us for these purposes.

4.27	You must give us notice of a replacement Nominated Bank Account and each time you wish to replace an existing Client Third Party Wallet with another Client Third Party Wallet in good time before you close a Nominated Bank Account or Client Third Party Wallet. We shall not be liable for any loss due to you changing your Nominated Bank Account and/or Client Third Party Wallet and any delays to processing your transaction this may cause.

4.28	We are not responsible for any losses or delays that may result from any payments made to or from any Nominated Bank Account and Client Third Party Wallet.

Statements

4.29	You can at any time check the balance of the Client Digital Assets shown in your Wallet Account.

4.30	We will provide you with balance statements of all Client Digital Assets in your Archax Wallets on a monthly basis. You are at any time entitled to request a balance statement of the Client Digital Assets held by us for you in an Archax Third Party Wallet. You agree that we may charge you such amount as set out in the Archax Fee Schedule.

Archax 71-75 Shelton Street London, WC2H 9JQ

Measures to detect and prevent unauthorised use

4.31	We will conduct reconciliations in regular intervals and at least daily between the total balance of Client Digital Assets held by us and the total of all balances recorded in the Archax Wallets. If we identify any discrepancy, you agree that subject to Applicable Law we shall have the right to take such measures as we, in our sole discretion, deem necessary and appropriate to resolve the discrepancy and investigate the reasons for such discrepancy.

4.32	Unless otherwise agreed with you, we will not loan or otherwise use any Client Digital Assets for our own account or for the account of any other client or any other person.

Unclaimed Client Digital Assets

4.33	If we hold Client Digital Assets in custody for you and your account has been closed for at least 6 (six) years or we have no record of your use of our Digital Asset Services for a period of at least 6 (six) years and we have been unable to trace you despite taking reasonable steps to do so, you shall subject to Applicable Law have no right to or interest in the Client Digital Assets and we may take (or refrain from taking) such action in respect of such Client Digital Assets as permitted under Applicable Law.

Legal proceedings

4.34	Except to the extent required by English Law, we will not have any obligation to be involved in relation to any Client Digital Asset in:

4.34.1	any legal proceeding on your behalf (including any legal proceeding to protect any interest in respect of such Client Digital Asset); or

4.34.2	any corporate activity including submission of a resolution, requisition of general meetings or similar activity.

5.	ARRANGEMENTS FOR THE DIGITAL ASSETS STAKING SERVICE

Staking Solutions

5.1	Subject to Applicable Law and the terms of this Agreement, there may be circumstances in which you are given the opportunity to stake your Client Digital Assets for the provision of validation services to blockchain networks, including without limitation, producing and validating new blocks, processing transactions, and securing the network (the “Digital Asset Staking Service”). You are not required to use the Digital Asset Staking Service and can choose whether you wish to do so.

5.2	We will notify you if the Digital Asset Staking Service is available and in relation to which Client Digital Assets, and inform you of any additional terms on which Digital Asset Staking Service will be provided to you including the duration of any staking period. If you wish to use the Digital Asset Staking Service, you must let us know the Client Digital Assets that will be used for the Digital Asset Staking Service, with these Client Digital Assets then becoming Staked Client Digital Assets.

5.3	If you wish to use the Digital Asset Staking Service, we will stake your Staked Client Digital Assets on your behalf with one or more Node Operators. You will be informed whether Staked Client Digital Assets will be held in the Archax Trust Wallet or a Archax Third Party Wallet and Archax will then arrange for your Staked Client Digital Assets to be connected with a Node Operator.

Archax 71-75 Shelton Street London, WC2H 9JQ

5.4	In return for staking your Staked Client Digital Assets, the Node Operator will agree to provide you with Staking Returns. You have no right to any Staking Returns until they are received by Archax and any Staking Rewards that are received by Archax in relation to your Staked Client Digital Assets will be placed into your Archax Wallet promptly when we receive them. You may request that Staking Rewards are included in your Staked Client Digital Assets. Please note that we are not responsible for the amount or timing of the Staking Rewards and, as a result, we do not guarantee that you will receive Staking Rewards, any specific Staking Reward, or any return over time as a result of staking your Client Digital Assets.

5.5	You will be able to view your Staked Client Digital Assets through the Archax Platform and you will be able to give instructions to Archax to effect any Digital Asset Custody Transaction in respect of Staked Client Digital Assets, subject to any restrictions and conditions on Staked Client Digital Assets. These restrictions or conditions may include:

5.5.1	the time taken to “unstake” any Staked Client Digital Assets, before they can then be used for a Digital Asset Custody Transaction;

5.5.2	restrictions on your ability to sell, withdraw or transfer the Staked Client Digital Assets (for example, a Staked Client Digital Assets may be staked for a certain period of time); or

5.5.3	requirements that certain conditions are met before you are eligible for any Staking Reward (for example, you may be required to stake a minimum amount or balance of Staked Client Digital Assets to qualify for any Staking Rewards).

5.6	Staked Client Digital Assets may offer you the ability to vote on matters related to the governance of protocol-level issues. You will be informed whether any voting rights are associated with your Staked Client Digital Assets at the time they are staked, although Archax may at its sole discretion cease supporting voting at any time. Should you have any voting rights, Archax will comply with your instruction to vote to the extent Archax supports voting for such Staked Client Digital Assets. In certain cases Archax or the applicable protocol may not support or permit delegated voting, in which Archax may vote on your behalf based on the protocol’s recommendation.

5.7	Some Staked Client Digital Asset Network may impose penalties on Staked Client Digital Assets as a result of the Node Operator failing to operate a Node in accordance with the rules by which the distributed ledger technology network or protocol operates (for example, if the Node Operator incorrectly validates a transaction) (“Slashing Penalty”).

While Archax will use commercially reasonable efforts to prevent any Slashing Penalties, you understand and accept the risk of loss of some or all of the Staked Client Digital Assets as a result of the imposition of Slashing Penalties. We accept no responsibility whatsoever for the preservation or return of any Staked Client Digital Assets once they have been staked as part of the Digital Asset Staking Service.

6.	ARRANGEMENTS IN RESPECT OF YOUR FIAT MONEY

Holding Your Fiat Money

6.1	We will treat your acceptance of these Custody and Staking Terms for Digital Assets as instructions by you to us that, unless otherwise instructed by you, Your Fiat Money is to be held by the Custodian on trust in a bank account in accordance with the terms of the Fiat Money Trust Deed and that, where necessary, we may make all relevant arrangements with the Custodian to facilitate the holding of Your Fiat Money in accordance with the Fiat Money Trust Deed.

Archax 71-75 Shelton Street London, WC2H 9JQ

6.2	The Fiat Money Trust Deed is available on the Archax Portal and set out in Annex 2 to these Custody and Staking Terms for Digital Assets.

6.3	We will deposit Your Fiat Money in a bank account held with a reputable credit institution where it will be held together with the fiat money from other clients but will be segregated from any money belonging to us.

6.4	We will use all due skill, care and diligence in selecting the credit institution(s) with which we will deposit Your Fiat Money. We will endeavour to enter into arrangements with the relevant credit institution under which the credit institution acknowledges and agrees that all fiat money in the bank account opened by us is held by the Custodian in their capacity as a trustee and that the credit institution shall have certain obligations in respect of the money in that account, including that it has no recourse or right against the money in respect of any sum owed to it, or owed to any third party, on any other account. Subject to English Law, however, we will not be liable for any acts, omissions, insolvency or dissolution of any credit institution that we so select.

6.5	You will be able to give instructions in respect of Your Fiat Money held in the account in accordance with the terms of this Agreement, including when you wish to transfer Your Fiat Money out of the account. You will interact with Archax for these purposes. Only in exceptional circumstances (e.g. upon the occurrence of an insolvency event in respect of Archax) will the Custodian accept instructions directly from you in respect of Your Fiat Money held in the relevant bank account.

6.6	Your Fiat Money is not client money for the purposes of the FCA Rules and will not be held in accordance with, or otherwise benefit from the protections afforded by, the Client Money Rules. Your Fiat Money will not be protected by the Financial Services Compensation Scheme. This means that you may lose all Your Fiat Money if we or the relevant credit institution with which we have deposited Your Fiat Money are unable to meet all liabilities owed to you.

6.7	Immediately upon receiving Your Fiat Money into the relevant bank account on your behalf, we will allocate and record such money as Your Fiat Money.

6.8	You acknowledge that no interest is payable on Your Fiat Money that we hold in accordance with this Agreement.

Location

6.9	You authorise us to hold Your Fiat Money with a credit institution outside the UK where relevant.

6.10	You acknowledge that the holding of Your Fiat Money outside the UK entails certain risks, such as:

6.10.1	the legal and regulatory regime applying to the relevant credit institution may be different from the regime in the UK; and

Archax 71-75 Shelton Street London, WC2H 9JQ

6.10.2	if the credit institution enters administration, liquidation or a similar procedure, and is thereby unable to repay all of its creditors, Your Fiat Money may not be treated in the way in which it would be treated in the UK.

6.11	Where we effect a transaction on your behalf or receive money in relation to the Client Digital Assets, outside the UK:

6.11.1	Your Fiat Money might have to pass through an overseas bank, an intermediate broker, a settlement agent or a counterparty located outside the UK;

6.11.2	the legal and regulatory regime applicable to Your Fiat Money may be different from the regime in the UK; and

6.11.3	if any party defaults, your position might be worse than it would be in the UK.

Reconciliations

6.12	We will operate reconciliation processes to check whether the balance of Your Fiat Money deposited by us with a reputable credit institution is equal to the balance of Your Fiat Money shown on our records.

Dormant accounts

6.13	Subject to English Law, we may transfer Your Fiat Money to a registered charity of our choice if:

6.13.1	there has been no movement in respect of Your Fiat Money in the relevant bank account for a period of at least 6 (six) years (other than any payments or receipts of charges, interest or similar items); and

6.13.2	either:

(a)	where Your Fiat Money balance in the bank account is more than £25, we:

(i)	have been unable to trace you despite having taken reasonable steps to do so; and

(ii)	having undertaken to do so, acknowledge that should you seek validly to reclaim the relevant balance in the future, we will pay to you a sum equal to the balance paid away to charity; or

(b)	where Your Fiat Money balance in the bank account is £25 or less, we have made one attempt to communicate to you to return Your Fiat Money using the most up-to-date contact details held by us in respect of you and we have not received a response from you within 28 (twenty-eight) days from the date the communication was made.

7.	LIEN

General lien over Client Property

7.1	Subject to English Law and in addition to any general lien or other rights to which we may be entitled under English Law, we shall have a general lien over the Client Property until the satisfaction of all liabilities and obligations (whether actual or contingent) owed by you to us (whether under this Agreement or otherwise). Such lien is a continuing security regardless of any intermediate payment or settlement of account.

Archax 71-75 Shelton Street London, WC2H 9JQ

Realising Client Property

7.2	Further to clause 7.1 and subject at all times to English Law, if you fail to pay any sum or liability which you owe us, we are entitled without prejudice to any other right or remedy which we may have:

7.2.1	to sell all or any of the Client Digital Assets; and/or

7.2.2	to transfer all or any of Your Fiat Money to us,

in or towards payment or discharge of any sum or liability in accordance with English Law as we may think fit.

8.	FEES

8.1	You agree to pay to us the aggregate of all the fees, costs and charges for the provision of the custody services as specified in the Archax Fee Schedule, as applicable (all such fees, costs and charges being the “Digital Asset Custody Fees”).

8.2	The Digital Asset Custody Fees will be deducted from your balance in the Wallet Account as set out in the Archax Fee Schedule.

9.	FURTHER ASSURANCE

9.1	You agree to execute such further documents and to take such further steps as we may reasonably require you to take to enhance our security interest over, be registered as owner of, or obtain legal title to, Client Property, to secure further liabilities and obligations (whether actual or contingent) owed by you to us and enable us to exercise our rights.

DATE: NOVEMBER 2022

DIGITAL ASSETS TRUST DEED

ARCHAX DIGITAL NOMINEES LIMITED

(as Archax Nominees or as the Trustee)

CMS Cameron McKenna Nabarro Olswang LLP

Cannon Place

78 Cannon Street

London EC4N 6AF

T +44 20 7367 3000

F +44 20 7367 2000

cms.law

Archax Digital Trust Deed v1	2

Archax One Old Jewry London EC2R 8DN

1.	Definitions	4

2.	Construction	5

3.	Effectiveness	5

4.	Trust	6

5.	Restrictions	6

6.	Appointment of Trustees	7

7.	Retirement of Trustees	7

8.	No Implied Duties	8

9.	Exoneration	8

10.	Delegation	8

11.	Survival	8

12.	Exclusion of the Trustee Act 2000	8

13.	Termination	8

14.	Execution	8

15.	Third Party Rights	9

16.	Severability	9

17.	Counterparts	9

18.	Governing law and jurisdiction	9

19.	Assignment	9

Archax Digital Trust Deed v1	3

Archax One Old Jewry London EC2R 8DN

THIS DEED is made the [●] day of [●] 2022 by

ARCHAX DIGITAL NOMINEES LIMITED, (incorporated and registered in England and Wales under company number 14182983), the registered office of which is at 10th Floor, 5 Churchill Place, London E14 5HU (“Archax Nominees” or the “Trustee”).

RECITALS

(A)	Archax Ltd operates the Archax Platform through which the customer can buy and sell Supported Digital Assets.

(B)	Archax Nominees has been incorporated for the sole purpose of holding Supported Digital Assets that customers purchase on the Archax Platform and Fiat Money deposited with it in accordance with the terms of the Custody Agreement.

(C)	It has been agreed with customers that Archax Nominees would hold the Supported Digital Assets deposited with it on trust for the relevant Customers. Archax Nominees has therefore agreed to hold the Trust Property on trust in accordance with the terms of this Deed.

(D)	Archax Nominees intends this document to take effect as a deed.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Deed, the following expressions mean the following:

“Archax Ltd” means Archax Limited, a company incorporated in England & Wales (company number 11302455) whose registered office is at 16 Great Queen Street, London, England, WC2B 5AH is authorised and regulated by the FCA of 12 Endeavour Square, London E20 1JN, United Kingdom (FCA registration number 574048);

“Archax Platform” means the Archax online investment and trading platform, and any other systems, processes or services provided by Archax for use by the Customer from time to time;

“Archax Trust Wallet” means one or more account(s) in which the Archax Nominees will hold the Client Digital Assets in accordance with the terms of this Deed;

“Beneficiary” means any Customer who deposits Client Digital Assets with Archax Nominees which are held in an Archax Trust Wallet and subject to the Trust;

“Client Digital Assets” means Supported Digital Assets belonging to the Customer;

“Custody Agreement” means the agreement between a Customer and Archax Ltd pursuant to which Archax Ltd provides Digital Asset Custody Services;

“Customer” means any customer who is a party to a Custody Agreement;

“Digital Asset Custody Services” means the services provided by Archax Ltd in accordance with the Custody Agreement relating to the safeguarding and administering of Supported Digital Assets;

“Effective Date” means the date of execution of this Deed;

“Fiat Money” means fiat money (of certain currencies) issued by central banks pursuant to government regulation;

Archax Digital Trust Deed v1	4

Archax One Old Jewry London EC2R 8DN

“Insolvency Event” means, in respect of Archax Nominees, any of the following events:

(a)	the making of an order by a court to wind up Archax Nominees pursuant to the Insolvency Act 1986;

(b)	the passing of a resolution under s.84 of the Insolvency Act 1986 to wind up Archax Nominees;

(c)	the appointment of an administrator of Archax Nominees pursuant to the Insolvency Act 1986;

(d)	the appointment of a provisional liquidator of Archax Nominees pursuant to the Insolvency Act 1986; or

(e)	the equivalent or an analogous event in any jurisdiction;

“Insolvency Practitioner” means any administrator, liquidator or any other office holder appointed to Archax Nominees pursuant to the Insolvency Act 1986 (or the equivalent or an analogous event in any jurisdiction);

“Liability” means any liability of a person, whether it is present, future, prospective or contingent, whether its amount is fixed or undetermined, whether or not it involves the payment of money and whether it arises at common law, in equity or by statute;

“Supported Digital Assets” means certain digital assets in respect of which Archax Ltd provides its Digital Asset Custody Services;

“Termination Date” means the date no further Trust Property is held on trust in accordance with this Deed and Archax Nominees resolves that this Deed is to terminate;

“Trust” has the meaning given to it in clause 4.2; and

“Trust Property” means all Client Digital Assets held by Archax Nominees in an Archax Trust Wallet from time to time.

2.	CONSTRUCTION

2.1	In this Deed:

2.1.1	except where the context otherwise requires, references to a person include a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s legal and personal representatives, successors and permitted assignees;

2.1.2	a reference to a “clause” is, unless indicated to the contrary, a reference to a clause of this Deed; and

2.1.3	“includes”, “including” and similar words used in this Deed shall be deemed to have “without limitation to the generality of the foregoing” after them.

3.	EFFECTIVENESS

3.1	This Deed is delivered and takes effect upon the date of its execution.

Archax Digital Trust Deed v1	5

Archax One Old Jewry London EC2R 8DN

4.	TRUST

4.1	Archax Nominees hereby unconditionally and irrevocably agrees and undertakes to each Beneficiary to hold all Client Digital Assets received by it from such Beneficiary under the Custody Agreement in an Archax Trust Wallet until the earliest to occur of:

4.1.1	receipt of instructions by Archax Ltd from the Beneficiary pursuant to its Custody Agreement and communicated by Archax Ltd to Archax Nominees to transfer the relevant Client Digital Assets out of the Archax Trust Wallet where they are held; or

4.1.2	the relevant Custody Agreement is terminated for any reason whatsoever.

4.2	Archax Nominees hereby acknowledges, declares, agrees and gives notice that it shall hold all of the rights, title, interests and benefits, present and future, in, to or in respect of all Trust Property on trust (the “Trust”) for the exclusive benefit of the Beneficiaries from the Effective Date until such time, in relation to any Trust Property, that such Trust Property has been transferred from the Archax Trust Wallet where it was held in accordance with instructions received by Archax Ltd from the relevant Beneficiary pursuant to its Custody Agreement and communicated by Archax Ltd to Archax Nominees and in accordance with the terms of this Deed.

4.3	Following an Insolvency Event in respect of Archax Ltd or Archax Nominees, a Beneficiary may directly instruct Archax Nominees to transfer its Client Digital Assets out of the Archax Trust Wallet. On receipt of such instructions and subject to applicable law, Archax Nominees shall transfer such Digital Client Assets in accordance with such instructions.

4.4	Any interest or other benefit accruing on the Trust Property held in an Archax Trust Wallet from time to time shall be deemed to form part of the Trust Property and shall be held on trust for the Beneficiary as set out in clause 4.2.

4.5	Until the Termination Date, the Trust Property shall:

4.5.1	be ring-fenced and kept separate from Archax Nominees’ own assets, if any; and

4.5.2	not be subject to any set-off or netting arrangements with any other party.

4.6	If for any reason the Trust purportedly constituted under clause 4.2 is found to be invalid or unenforceable, then Archax Nominees, as a separate and independent obligation, irrevocably and unconditionally undertakes to transfer to each Customer the Client Digital Assets deposited by such Customer with Archax Nominees or the equivalent thereof. Archax Nominees shall transfer such Client Digital Assets (or equivalent thereof) promptly on receipt of and in accordance with any instructions that the Customer may give to Archax Nominees.

5.	RESTRICTIONS

5.1	Except insofar as is expressly required or permitted pursuant to this Deed, the Trustee shall have no further or other powers of investment with respect to the Trust Property.

5.2	The Trustee acknowledges and agrees that it will not encumber or dispose of any of its rights, title, interest and benefit, whether present or future, in the Trust Property or the amounts standing to the credit of the Trust Property except as (i) instructed by or on behalf of the relevant Beneficiary or (ii) expressly permitted by this Deed.

Archax Digital Trust Deed v1	6

Archax One Old Jewry London EC2R 8DN

5.3	Notwithstanding any rights and powers conferred on the Trustee by this Deed, the Trustee shall at no time be entitled to exercise any discretion in respect of the Trust or any other matter referred to in this Deed.

6.	APPOINTMENT OF TRUSTEES

6.1	Subject to the terms of this clause 6, the Trustee may appoint any person as replacement or additional trustee of or in respect of the Trust (an “Incoming Trustee”). There is no requirement that any such person shall be or include a trust corporation or that any such person shall be resident in the UK.

6.2	The appointment of an Incoming Trustee as trustee of the Trust will become effective only when effected by a deed which:

6.2.1	has been executed by such Incoming Trustee;

6.2.2	obliges such Incoming Trustee to adhere to the terms and conditions of this Deed; and

6.2.3	has been executed by the existing trustee(s) of the Trust (unless for whatever reason they are no longer living or have otherwise ceased to exist).

6.3	On or following the execution of a deed of appointment as referred to in clause 6.2, the Incoming Trustee will be appointed to the position of trustee on the date of appointment specified in that deed and references in this deed to “Trustee” will from that date of appointment (and until such Incoming Trustee’s retirement in accordance with clause 7, if applicable) include such Incoming Trustee. For the avoidance of doubt (and without prejudice to clause 7), such appointment shall not automatically cause any existing trustee to retire.

6.4	Without prejudice to clause 6.2, whenever there shall be more than two trustees of a Trust the majority of such trustees shall be competent to execute and exercise all the duties, powers, trusts, authorities and discretions vested in the Trustee by this Deed.

6.5	The statutory power of appointing new or additional trustees shall be modified in accordance with this deed and in particular so that the statutory power of appointing additional trustees shall be exercisable notwithstanding that one or none of the trustees for the time being is a trust corporation.

7.	RETIREMENT OF TRUSTEES

7.1	Any Trustee may retire and be discharged from the Trust provided that:

7.1.1	if (i) it is not a sole trustee and (ii) the other trustees have not all given written notice of their retirement in accordance with the requirements of this deed, it may only so retire and be discharged having provided two weeks’ prior written notice thereof to the other trustee(s); and

7.1.2	if it is a sole trustee or the other trustees have all given written notice of their retirement in accordance with the requirements of this deed, it may only so retire and be discharged with effect from such date as its appointment of one or more Incoming Trustees as trustee(s) of the Trust in accordance with the provisions of clause 4.2 becomes effective.

7.2	Any retiring trustee shall use its best endeavours to vest all of the property held pursuant to the Trust into the name of one or more other trustees.

Archax Digital Trust Deed v1	7

Archax One Old Jewry London EC2R 8DN

8.	NO IMPLIED DUTIES

8.1	The duties and obligations of the Trustee under the Trust shall be determined solely by the express provisions of this Deed.

8.2	No implied covenants or obligations shall be read into this deed against the Trustee and any power of the Trustee to do things described in this Deed shall not be construed as a duty.

9.	EXONERATION

9.1	This Deed shall not create or give rise to any right, claim, entitlement or cause of action such as would enable any Beneficiary to take proceedings against any officer, employee or agent of the Trustee in respect of any claim it might have against the Trustee or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to this deed.

9.2	The Trustee may refrain from doing anything which might, in its opinion, constitute a breach of any applicable law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its reasonable opinion, is necessary or desirable to comply with any applicable law or regulation of any jurisdiction.

10.	DELEGATION

10.1	The Trustee may delegate in writing any of its obligations to any person. The Trustee shall not be responsible for the default of that person (even if the delegation was not strictly necessary or expedient) provided that it took reasonable care in its selection and supervision of the delegate.

11.	SURVIVAL

11.1	For the avoidance of doubt and subject to clause 13, the provisions of this Deed shall survive the occurrence of an Insolvency Event in respect of Archax Nominees and shall be capable of being relied upon and enforced against any Insolvency Practitioner.

12.	EXCLUSION OF THE TRUSTEE ACT 2000

12.1	To the fullest extent permitted by law, none of Parts I, II, III or IV of the Trustee Act 2000 nor the requirement to discharge the duty of care set out in Section 1(1) of the Trustee Act 2000 in exercising any of its powers shall apply to the trust constituted by this Deed or Archax Nominees’ role as trustee of such trust. The disapplication of those parts or sections of the Trustee Act 2000 shall constitute an exclusion of the relevant parts or sections of the Trustee Act 2000 for the purposes of that Act.

13.	TERMINATION

13.1	With effect from the Termination Date, this Deed shall terminate and be of no further force or effect, and any and all Liabilities arising hereunder shall be discharged and released.

14.	EXECUTION

14.1	This Deed has been executed as a deed and is delivered and takes effect on the Effective Date.

Archax Digital Trust Deed v1	8

Archax One Old Jewry London EC2R 8DN

15.	THIRD PARTY RIGHTS

15.1	Subject to clause 15.2, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Deed.

15.2	Each Beneficiary may enforce any of the terms of this Deed under the Third Parties Act.

16.	SEVERABILITY

16.1	Where any provision in or obligation under this Deed shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Deed, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

17.	COUNTERPARTS

17.1	This Deed may be executed on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Deed and all matters (including any contractual or non-contractual obligation) arising out of or in connection with it, its subject matter or formation shall be governed by and construed in accordance with English law.

18.2	All disputes arising out of or in connection with this Deed, including, without limitation, disputes relating to any non-contractual obligations arising out of or in connection with this Deed, shall be submitted to the exclusive jurisdiction of the English courts.

19.	ASSIGNMENT

19.1	Archax Nominees may not assign any of its rights under or in connection with this Deed or declare a trust over or with respect to any of its rights under or in connection with this Deed.

Archax Digital Trust Deed v1	9

Archax One Old Jewry London EC2R 8DN

IN WITNESS whereof Archax Nominees has caused this Deed to be duly executed on the date first written above.

Executed as a deed by ARCHAX DIGITAL NOMINEES LIMITED		) )
acting by:		)	Director
PAUL BENNETT		)
and	GRAMM	)
two directors DIRECTOR OF ARCHAX LTD		)
Director

OR

)
ARCHAX DIGITAL NOMINEES LIMITED	)
acting by:	)
)
a director in the presence of:	)	Director

Witness

Name

Address

Occupation

Archax Digital Trust Deed v1	10

ARCHAX

Archax Flat Money Trust Deed

CMS
law·tax·future

DATE: NOVEMBER 2022

FIAT MONEY TRUST DEED

ARCHAX DIGITAL NOMINEES LIMITED

(as Archax Nominees or as the Trustee)

CMS Cameron McKenna Nabarro Olswang LLP

Cannon Place

78 Cannon Street

London EC4N 6AF

T +44 20 7367 3000

F +44 20 7367 2000

CMS.law

Archax Fiat Money Trust Deed v1	2

Archax One Old Jewry London EC2R 8DN

1.	Definitions	4
2.	Construction	5
3.	Effectiveness	5
4.	Trust	6
5.	Restrictions	6
6.	Appointment of Trustees	7
7.	Retirement of Trustees	7
8.	No Implied Duties	8
9.	Exoneration	8
10.	Delegation	8
11.	Survival	8
12.	Exclusion of the Trustee Act 2000	8
13.	Termination	8
14.	Execution	8
15.	Third Party Rights	9
16.	Severability	9
17.	Counterparts	9
18.	Governing law and jurisdiction	9
19.	Assignment	9

Archax Fiat Money Trust Deed v1	3

Archax One Old Jewry London EC2R 8DN

THIS DEED is made the [●] day of [●] 2022 by ARCHAX DIGITAL NOMINEES LIMITED, (incorporated and registered in England and Wales under company number 14182983), the registered office of which is at 10th Floor, 5 Churchill Place, London E14 5HU (“Archax Nominees” or the “Trustee”).

RECITALS

(A)	Archax Ltd operates the Archax Platform through which the customer can buy and sell Supported Digital Assets.

(B)	Archax Nominees has been incorporated for the sole purpose of holding Supported Digital Assets that customers purchase on the Archax Platform and Fiat Money deposited with it in accordance with the terms of the Custody Agreement.

(C)	It has been agreed with customers that Archax Nominees would hold the Fiat Money deposited with it on trust for the relevant Customers. Archax Nominees has therefore agreed to hold the Trust Property on trust in accordance with the terms of this Deed.

(D)	Archax Nominees intends this document to take effect as a deed.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Deed, the following expressions mean the following:

“Archax Ltd” means Archax Limited, a company incorporated in England & Wales (company number 11302455) whose registered office is at 16 Great Queen Street, London, England, WC2B 5AH is authorised and regulated by the FCA of 12 Endeavour Square, London E20 1JN, United Kingdom (FCA registration number 574048);

“Archax Platform” means the Archax online investment and trading platform, and any other systems, processes or services provided by Archax for use by the Customer from time to time;

“Beneficiary” means any Customer who deposits Fiat Money with Archax Nominees which are held in a Trust Account and subject to the Trust;

“Custody Agreement” means the agreement between a Customer and Archax Ltd pursuant to which Archax Ltd provides Digital Asset Custody Services;

“Customer” means any customer who is a party to a Custody Agreement; “Effective Date” means the date of execution of this Deed;

“Fiat Money” means fiat money (of certain currencies) issued by central banks pursuant to government regulation;

“Insolvency Event” means, in respect of Archax Nominees, any of the following events:

(a)	the making of an order by a court to wind up Archax Nominees pursuant to the Insolvency Act 1986;

(b)	the passing of a resolution under s.84 of the Insolvency Act 1986 to wind up Archax Nominees;

Archax Fiat Money Trust Deed v1	4

Archax One Old Jewry London EC2R 8DN

(c)	the appointment of an administrator of Archax Nominees pursuant to the Insolvency Act 1986;

(d)	the appointment of a provisional liquidator of Archax Nominees pursuant to the Insolvency Act 1986; or

(e)	the equivalent or an analogous event in any jurisdiction;

“Insolvency Practitioner” means any administrator, liquidator or any other office holder appointed to Archax Nominees pursuant to the Insolvency Act 1986 (or the equivalent or an analogous event in any jurisdiction);

“Liability” means any liability of a person, whether it is present, future, prospective or contingent, whether its amount is fixed or undetermined, whether or not it involves the payment of money and whether it arises at common law, in equity or by statute;

“Supported Digital Assets” means certain digital assets in respect of which Archax Ltd provides its Digital Asset Custody Services;

“Termination Date” means the date no further Trust Property is held on trust in accordance with this Deed and Archax Nominees resolves that this Deed is to terminate;

“Trust” has the meaning given to it in clause 4.2;

“Trust Account” means any bank account from time to time in the name of Archax Digital Nominees Limited into which Fiat Money is deposited; and

“Trust Property” means all Fiat Money held by Archax Nominees in a Trust Account from time to time.

2.	CONSTRUCTION

2.1	In this Deed:

2.1.1	except where the context otherwise requires, references to a person include a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s legal and personal representatives, successors and permitted assignees;

2.1.2	a reference to a “clause” is, unless indicated to the contrary, a reference to a clause of this Deed; and

2.1.3	“includes”, “including” and similar words used in this Deed shall be deemed to have “without limitation to the generality of the foregoing” after them.

3.	EFFECTIVENESS

3.1	This Deed is delivered and takes effect upon the date of its execution.

Archax Fiat Money Trust Deed v1	5

Archax One Old Jewry London EC2R 8DN

4.	TRUST

4.1	Archax Nominees hereby unconditionally and irrevocably agrees and undertakes to each Beneficiary to hold all Fiat Money received by it from such Beneficiary under the Custody Agreement in a Trust Account until the earliest to occur of:

4.1.1	receipt of instructions by Archax Ltd from the Beneficiary pursuant to its Custody Agreement and communicated by Archax Ltd to Archax Nominees to transfer the relevant Fiat Money out of the Trust Account where they are held; or

4.1.2	the relevant Custody Agreement is terminated for any reason whatsoever.

4.2	Archax Nominees hereby acknowledges, declares, agrees and gives notice that it shall hold all of the rights, title, interests and benefits, present and future, in, to or in respect of all Trust Property on trust (the “Trust”) for the exclusive benefit of the Beneficiaries from the Effective Date until such time, in relation to any Trust Property, that such Trust Property has been transferred from the Trust Account where it was held in accordance with instructions received by Archax Ltd from the relevant Beneficiary pursuant to its Custody Agreement and communicated by Archax Ltd to Archax Nominees and in accordance with the terms of this Deed.

4.3	Following an Insolvency Event in respect of Archax Ltd or Archax Nominees, a Beneficiary may directly instruct Archax Nominees to transfer its Fiat Money out of the Trust Account. On receipt of such instructions and subject to applicable law, Archax Nominees shall transfer such Fiat Money in accordance with such instructions.

4.4	Any interest or other benefit accruing on the Trust Property held in a Trust Account from time to time shall be deemed to form part of the Trust Property and shall be held on trust for the Beneficiary as set out in clause 4.2.

4.5	Until the Termination Date, the Trust Property shall:

4.5.1	be ring-fenced and kept separate from Archax Nominees’ own assets, if any; and

4.5.2	not be subject to any set-off or netting arrangements with any other party.

4.6	If for any reason the Trust purportedly constituted under clause 4.2 is found to be invalid or unenforceable, then Archax Nominees, as a separate and independent obligation, irrevocably and unconditionally undertakes to transfer to each Customer the Fiat Money deposited by such Customer with Archax Nominees or the equivalent thereof. Archax Nominees shall transfer such Fiat Money (or equivalent thereof) promptly on receipt of and in accordance with any instructions that the Customer may give to Archax Nominees.

5.	RESTRICTIONS

5.1	Except insofar as is expressly required or permitted pursuant to this Deed, the Trustee shall have no further or other powers of investment with respect to the Trust Property.

5.2	The Trustee acknowledges and agrees that it will not encumber or dispose of any of its rights, title, interest and benefit, whether present or future, in the Trust Property or the amounts standing to the credit of the Trust Property except as (i) instructed by or on behalf of the relevant Beneficiary or (ii) expressly permitted by this Deed.

Archax Fiat Money Trust Deed v1	6

Archax One Old Jewry London EC2R 8DN

5.3	Notwithstanding any rights and powers conferred on the Trustee by this Deed, the Trustee shall at no time be entitled to exercise any discretion in respect of the Trust or any other matter referred to in this Deed.

6.	APPOINTMENT OF TRUSTEES

6.1	Subject to the terms of this clause 6, the Trustee may appoint any person as replacement or additional trustee of or in respect of the Trust (an “Incoming Trustee”). There is no requirement that any such person shall be or include a trust corporation or that any such person shall be resident in the UK.

6.2	The appointment of an Incoming Trustee as trustee of the Trust will become effective only when effected by a deed which:

6.2.1	has been executed by such Incoming Trustee;

6.2.2	obliges such Incoming Trustee to adhere to the terms and conditions of this Deed; and

6.2.3	has been executed by the existing trustee(s) of the Trust (unless for whatever reason they are no longer living or have otherwise ceased to exist).

6.3	On or following the execution of a deed of appointment as referred to in clause 6.2, the Incoming Trustee will be appointed to the position of trustee on the date of appointment specified in that deed and references in this deed to “Trustee” will from that date of appointment (and until such Incoming Trustee’s retirement in accordance with clause 7, if applicable) include such Incoming Trustee. For the avoidance of doubt (and without prejudice to clause 7), such appointment shall not automatically cause any existing trustee to retire.

6.4	Without prejudice to clause 6.2, whenever there shall be more than two trustees of a Trust the majority of such trustees shall be competent to execute and exercise all the duties, powers, trusts, authorities and discretions vested in the Trustee by this Deed.

6.5	The statutory power of appointing new or additional trustees shall be modified in accordance with this deed and in particular so that the statutory power of appointing additional trustees shall be exercisable notwithstanding that one or none of the trustees for the time being is a trust corporation.

7.	RETIREMENT OF TRUSTEES

7.1	Any Trustee may retire and be discharged from the Trust provided that:

7.1.1	if (i) it is not a sole trustee and (ii) the other trustees have not all given written notice of their retirement in accordance with the requirements of this deed, it may only so retire and be discharged having provided two weeks’ prior written notice thereof to the other trustee(s); and

7.1.2	if it is a sole trustee or the other trustees have all given written notice of their retirement in accordance with the requirements of this deed, it may only so retire and be discharged with effect from such date as its appointment of one or more Incoming Trustees as trustee(s) of the Trust in accordance with the provisions of clause 4.2 becomes effective.

7.2	Any retiring trustee shall use its best endeavours to vest all of the property held pursuant to the Trust into the name of one or more other trustees.

Archax Fiat Money Trust Deed v1	7

Archax One Old Jewry London EC2R 8DN

8.	NO IMPLIED DUTIES

8.1	The duties and obligations of the Trustee under the Trust shall be determined solely by the express provisions of this Deed.

8.2	No implied covenants or obligations shall be read into this deed against the Trustee and any power of the Trustee to do things described in this Deed shall not be construed as a duty.

9.	EXONERATION

9.1	This Deed shall not create or give rise to any right, claim, entitlement or cause of action such as would enable any Beneficiary to take proceedings against any officer, employee or agent of the Trustee in respect of any claim it might have against the Trustee or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to this deed.

9.2	The Trustee may refrain from doing anything which might, in its opinion, constitute a breach of any applicable law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its reasonable opinion, is necessary or desirable to comply with any applicable law or regulation of any jurisdiction.

10.	DELEGATION

10.1	The Trustee may delegate in writing any of its obligations to any person. The Trustee shall not be responsible for the default of that person (even if the delegation was not strictly necessary or expedient) provided that it took reasonable care in its selection and supervision of the delegate.

11.	SURVIVAL

11.1	For the avoidance of doubt and subject to clause 13, the provisions of this Deed shall survive the occurrence of an Insolvency Event in respect of Archax Nominees and shall be capable of being relied upon and enforced against any Insolvency Practitioner.

12.	EXCLUSION OF THE TRUSTEE ACT 2000

12.1	To the fullest extent permitted by law, none of Parts I, II, III or IV of the Trustee Act 2000 nor the requirement to discharge the duty of care set out in Section 1(1) of the Trustee Act 2000 in exercising any of its powers shall apply to the trust constituted by this Deed or Archax Nominees’ role as trustee of such trust. The disapplication of those parts or sections of the Trustee Act 2000 shall constitute an exclusion of the relevant parts or sections of the Trustee Act 2000 for the purposes of that Act.

13.	TERMINATION

13.1	With effect from the Termination Date, this Deed shall terminate and be of no further force or effect, and any and all Liabilities arising hereunder shall be discharged and released.

14.	EXECUTION

14.1	This Deed has been executed as a deed and is delivered and takes effect on the Effective Date.

Archax Fiat Money Trust Deed v1	8

Archax One Old Jewry London EC2R 8DN

15.	THIRD PARTY RIGHTS

15.1	Subject to clause 15.2, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Deed.

15.2	Each Beneficiary may enforce any of the terms of this Deed under the Third Parties Act.

16.	SEVERABILITY

16.1	Where any provision in or obligation under this Deed shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations under this Deed, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

17.	COUNTERPARTS

17.1	This Deed may be executed on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Deed and all matters (including any contractual or non-contractual obligation) arising out of or in connection with it, its subject matter or formation shall be governed by and construed in accordance with English law.

18.2	All disputes arising out of or in connection with this Deed, including, without limitation, disputes relating to any non-contractual obligations arising out of or in connection with this Deed, shall be submitted to the exclusive jurisdiction of the English courts.

19.	ASSIGNMENT

19.1	Archax Nominees may not assign any of its rights under or in connection with this Deed or declare a trust over or with respect to any of its rights under or in connection with this Deed.

Archax Fiat Money Trust Deed v1	9

Archax One Old Jewry London EC2R 8DN

IN WITNESS whereof Archax Nominees has caused this Deed to be duly executed on the date first written above.

Executed as a deed by ARCHAX DIGITAL NOMINEES LIMITED	) )
acting by:	)	Director
PAUL BENNETT	)
and GRAMM two directors DIRECTOR OF ARCHAX LTD	) )
Director

OR

)
ARCHAX DIGITAL NOMINEES LIMITED	)
acting by:	)
)
a director in the presence of:	)	Director

Witness

Name

Address

Occupation

Archax Fiat Money Trust Deed v1	10

Archax 71-75 Shelton Street London, WC2H 9JQ

SCHEDULE 3
BROKERAGE TERMS AND CONDITIONS FOR

DIGITAL ASSETS

These terms and conditions (together with, as applicable, any supplemental terms and other documentation incorporated by reference) govern the provision of brokerage services by Archax to the Client, acting in its capacity as an Investor, in respect of Supported Digital Assets (the “Brokerage Terms for Digital Assets”).

These Brokerage Terms for Digital Assets are specific to the brokerage services offered by Archax. They supplement, are incorporated into and form part of the Agreement. Subject to any requirements under Applicable Law, in the event of any conflict:

-	between these Brokerage Terms for Digital Assets and the General Terms for Digital Asset Services, these Brokerage Terms for Digital Assets shall prevail;

-	between these Brokerage Terms for Digital Assets and the following documents, these Brokerage Terms for Digital Assets shall prevail;

-	between the following documents, such documents shall have the order of priority as set out below:

o	the Trading Terms and Conditions for Digital Assets;

o	the Archax ATF Rulebook; and

o	unless otherwise notified to you in advance, any other document from time to time referred to in the Agreement.

1.	DEFINITIONS

1.1	In these Brokerage Terms for Digital Assets, and unless the context otherwise requires, defined terms shall have the same meaning as set out in the General Terms for Digital Asset Services and the following words and expressions in these Brokerage Terms for Digital Assets shall have the following meanings:

“Archax Trading Wallet”	the wallet used primarily for the trading of Supported Digital Assets that are not held in a Wallet or a third party wallet.

“Broker”	Archax, acting in its capacity as the Client’s broker in accordance with these Brokerage Terms for Digital Assets.

“Brokerage Services for Digital Assets”	shall have the meaning given in paragraph 3.1 of these Brokerage Terms for Digital Assets.

“Client Third Party Wallet”	has the meaning given in Schedule 2 (Custody and Staking Terms and Conditions for Digital Assets).

“Effective Date”	the Commencement Date (as such term is defined in the General Terms for Digital Assets), if these Brokerage Terms for Digital Assets are accepted by the Client on or before the Commencement Date; otherwise, the date on which the Client accepts these Brokerage Terms for Digital Assets.

Archax 71-75 Shelton Street London, WC2H 9JQ

“Fiat Currency”	any government-issued national currency (such as pounds sterling or US dollars) that is not pegged to a commodity.

“Nominated Bank Account”	has the meaning given in clause 4.25.1 of Schedule 2 (Custody and Staking Terms and Conditions for Digital Assets).

2.	APPOINTMENT

2.1	With effect from the Effective Date, you appoint us to provide the Brokerage Services for Digital Assets in accordance with these Brokerage Terms for Digital Assets and we accept such appointment as your Broker.

3.	BROKERAGE SERVICES

3.1	Under these Brokerage Terms for Digital Assets we shall:

3.1.1	execute (whether as principal or as agent) transactions in Supported Digital Assets trading on the Archax ATF and/or certain other venues as we may from time to time select in accordance with instructions given by you under the Agreement;

3.1.2	arrange deals in Supported Digital Assets trading on certain venues as we may from time to time select by placing your order with third party brokers for execution; and/or

3.1.3	provide such other services as may be agreed between you and us from time to time; (together the “Brokerage Services for Digital Assets”).

3.2	We shall provide the Brokerage Services for Digital Assets in respect of Supported Digital Assets only.

3.3	The Parties agree that the Brokerage Services for Digital Assets provided under this Agreement will be provided on a non-advised basis and any decision by you relating to the buying and selling of Supported Digital Assets will be your own decision. We shall have no obligations under this Agreement to assess, in light of any information that we may hold about you, the suitability or appropriateness of any transaction in Supported Digital Assets in respect of which you instruct us to act.

3.4	We shall have no obligation to comply with any obligations under this Agreement, or with any instructions given by you, nor shall we be required to do anything which we believe would breach Applicable Law. We may take such action (or refrain from taking such action) as we consider necessary to comply with Applicable Law.

4.	YOUR OBLIGATIONS

4.1	In order for us to provide the Brokerage Services for Digital Assets to you, you must:

4.1.1	appoint Archax as your Custodian in accordance with Schedule 2 (Custody and Staking Terms and Conditions for Digital Assets) so we can provide custody over any Supported Digital Assets that you instruct us to buy or sell for you on the Archax ATF;

Archax 71-75 Shelton Street London, WC2H 9JQ

4.1.2	promptly supply us with any information that we may reasonably request, including (but not limited to):

(a)	information requested by us from you necessary for us to discharge our obligations under Applicable Law, including with regards to anti-money laundering and financial crime;

(b)	any other information that Archax may reasonably require in connection with the provision of the Brokerage Services for Digital Assets.

4.2	You acknowledge and agree that we are entitled to rely upon any information provided by you to us as being true, accurate and complete and we shall be under no obligation or duty to undertake any further enquiry in respect of such information.

5.	ARRANGEMENTS FOR THE BUYING AND SELLING OF SUPPORTED DIGITAL ASSETS

Placing an order with us as your Broker

5.1	If you wish to instruct us to buy or sell certain Supported Digital Assets for you as your Broker, you must email your instructions to broker@archax.com and as a minimum:

5.1.1	in relation to a buy order, specify

(a)	the name of the Supported Digital Asset you wish to buy;

(b)	the maximum amount of, as applicable, Fiat Currency, Supported Digital Asset or Central Bank Digital Currency you wish to spend;

5.1.2	in relation to a sell order, specify:

(a)	the name of the Supported Digital Asset you wish to sell;

(b)	the exact amount of the Supported Digital Asset you wish to sell; and

(c)	the Fiat Currency or, as applicable, the Supported Digital Asset or Central Bank Digital Currency you wish to be paid in.

5.2	You acknowledge that we will only act as your Broker in relation to a transaction in Supported Digital Assets provided the transaction is fully funded by you. It will be your responsibility to ensure that you hold and, if necessary, transfer sufficient (as applicable) Fiat Currency. Supported Digital Assets or Central Bank Digital Currency to us in our capacity as your Custodian for the discharge of any (as applicable) payment or delivery obligation you may have in respect of such transaction.

5.3	When you instruct us to buy or sell any Supported Digital Assets, such assets must be received into and moved out of an Archax Wallet, your Client Third Party Wallet or an alternative wallet address held by you that is acceptable to us. Any Fiat Currency used in discharge of any payment obligation you have must be held in your Nominated Bank Account and you can only receive Fiat Currency that is paid to you into your Nominated Bank Account.

Executing your trade

5.4	When you instruct us to buy or sell certain Supported Digital Assets for you as your Broker, we may in our sole discretion decide either to execute the order for you or to pass your order on to another third party broker for execution.

Archax 71-75 Shelton Street London, WC2H 9JQ

5.5	If we arrange deals in Supported Digital Assets by placing your order with a third party broker, we shall exercise due skill, care and diligence when selecting any such third party broker and will select any third party broker on the basis of criteria that we deem appropriate in respect of the instructions received from you. Those third party brokers may be based outside the UK and/or may be unregulated.

5.6	We will use reasonable endeavours to provide the Brokerage Services for Digital Assets to you on a best execution basis, taking into account factors such as size of the order, speed of execution, the likelihood of filling the order and/or other aspects as we deem appropriate in connection with your order and the particular Supported Digital Assets your instructions relate to.

5.7	You acknowledge and accept that the value of Supported Digital Assets can be extremely volatile and that the actual price at which your order is executed may be different from the price displayed on the Archax ATF.

5.8	We will notify you as soon as possible if we are unable to execute your order (e.g. due to liquidity constraints, market conditions, regulatory or other reasons).

Confirmation

5.9	Once your order has been executed, we will provide you with a confirmation specifying the details of your order, including the size of the trade and total costs including any commission payable.

5.10	We are unable to refund any orders that have been executed, and once the order is completed you will be exposed to any market fluctuations in the Supported Digital Asset.

6.	FEES

6.1	You will pay to Archax the aggregate of all the fees, costs and charges specified in the Archax Fee Schedule, as applicable, including fees relating to Data (all such fees, costs and charges being the “Digital Asset Brokerage Fees”).

6.2	The Digital Asset Brokerage Fees will be applied at transaction level and charged at the time we execute your order or place your order with a third party broker for execution.

6.3	You acknowledge that instructions submitted in error may incur a charge.

ARCHAX LTD

71-75 Shelton Street,
London, WC2H 9JQ

FAO: Drew Hill

Canary Capital Group LLC

8 Cadillac Drive, Suite 300

Brentwood, TN 37027

By email to: drew@canary.capital

15 April 2026

Dear Sir/Madam,

Re: Amendments to the Archax Master Agreement for Unregulated Business

This letter (the “Side Letter”) sets out the amendments which Archax Ltd (“Archax”, or “we” or “us”) and Canary Capital Group LLC (“Canary”), as sponsor to the funds set forth on Exhibit A hereto, as may be amended from time to time (the “Funds” and together with Canary, “Client” or “you”) and together, (the “Parties”) wish to agree in respect of the Archax Master Agreement for Unregulated Business dated on or around the date of this Side Letter (the “Agreement”).

The Parties wish to enter the Agreement on the amended terms set out in this Side Letter (the Agreement and the Side Letter, together the “Amendment Agreement”) with effect from the date of this Side Letter (the “Effective Date”).

In this Side Letter, unless the context otherwise requires, defined terms shall have the meaning set out in the Agreement.

1.	STATUS OF THE SIDE LETTER

1.1	The Parties agree that this Side Letter shall supplement and form part of the Agreement.

1.2	In the event of any conflict between this Side Letter and the Agreement, this Side Letter shall prevail.

2.	AMENDMENTS

2.1	With effect from the Effective Date, the Parties agree to the amendments set out in this paragraph 2 of the Side Letter.

Archax Client Agreement Unregulated Business

2.1.1	Clause 5.3 shall read:

“You will maintain a segregated account for each of the Funds set forth on Exhibit A of the Side Letter.”

Schedule 2 – Custody and Staking Terms and Conditions for Digital Assets

2.1.2	Pooling and Individual Segregation.

(a)	Clause 4.14 of Schedule 2 shall be deleted in its entirety.

1

(b)	Clause 4.15 of Schedule 2 shall be deleted in its entirety.

(c)	Clause 4.16 of Schedule 2 shall read:

“Client Digital Assets shall at all times be held in individually segregated wallets. The applicable Archax Wallet will only comprise your Client Digital Assets and will not be pooled with any digital assets belonging to another Archax client.”

2.1.3	Fees.

(a)	Section 8 of Schedule 2 shall read as set forth on Exhibit B attached hereto.

3.	GENERAL

3.1	Except as otherwise set out in this Side Letter, the Agreement shall remain in full force and effect.

4.	GOVERNING LAW

4.1	This Side Letter and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed and construed in accordance with the laws of England and Wales, and each of the Parties submits to the exclusive jurisdiction of the English courts.

Yours sincerely,

Richard Shade

For and on behalf of Archax Ltd

Canary Capital Group LLC acknowledges receipt and agrees to the contents of this Side Letter.

For and on behalf of Canary Capital Group LLC

Name: Drew Hill

Title: President

Date: 4/15/2026

2

Exhibit A

FUNDS

Canary HBAR ETF

1